Exhibit 10.7
LIMITED PARTNERSHIP
AGREEMENT
OF
TEXAS CABLE PARTNERS, L.P.
(a Delaware limited partnership)

Dated as of June 23, 1998

LIMITED PARTNERSHIP
AGREEMENT
OF
TEXAS CABLE PARTNERS, L.P.
          This Limited Partnership Agreement of Texas Cable Partners, L.P., a Delaware limited partnership (the “Partnership”), is made as of this 23rd day of June, 1998, by and between Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWE-A/N”), TWE-A/N Texas Cable Partners General Partner, a Delaware limited liability company (“TWE-A/N GP”), TCI Texas Cable Holdings LLC, a Colorado limited liability company (“TCI”), and TCI Texas Cable, Inc., a Colorado corporation (“TCI GP”).
          The parties wish to form a limited partnership pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time (the “Act”), by filing a certificate of limited partnership as provided in the Act and entering into this Agreement.
          The parties hereby constitute themselves a limited partnership for the purposes and on the terms and conditions set forth in this Agreement (as defined below).
          The Partnership (as defined below), TWE-A/N, TWE-A/N GP, TCI and TCI GP have entered into that certain Contribution Agreement dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the Partners (as defined below) have agreed to contribute and transfer to the Partnership, and the Partnership has agreed to accept and receive from the Partners, as initial capital contributions to the Partnership, substantially all of the assets and properties owned by the Partners and used or useful in the operation of the cable television systems serving the areas described in the Contribution Agreement.
          In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:
          @Home: At Home Corporation, a Delaware corporation.

          @Home Distribution Agreement: As defined in the Contribution Agreement.
          @Home Service: As defined in the @Home Distribution Agreement.
          Adjusted Capital Account: With respect to any Partner, such Partner’s Capital Account balance, increased by such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain.
          Advance/Newhouse: Advance/Newhouse Partnership, a New York general partnership, and its successors and assigns.
          Affiliate: With respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person; provided, however, that, none of UMG, Advance/Newhouse or any of their Parents or Subsidiaries shall be deemed to be an Affiliate of TWE-A/N.
          Agreement: This Limited Partnership Agreement, as amended from time to time.
          Beneficial Assets: Any Type B Retained Franchise held for the benefit of the Partnership pursuant to Section 7.25.2 of the Contribution.
          Cable Affiliates: With respect to (i) TCI and TCI GP, any of TCI Communications or TCI Communications’ Subsidiaries, and (ii) TWE-A/N or TWE-A/N GP, TWC.
          Closing: As defined in the Contribution Agreement.
          Closing Date: As defined in the Contribution Agreement.
          Closing Price: With respect to any TWX Securities on any day, the last reported sale price of a unit of such TWX Securities (regular way) on such day as shown on the NYSE Composite Transaction Tape, or in case no such sale takes place on such day, the average of the closing bid and asked prices of a unit of such TWX Securities on such day on the NYSE, or, if such TWX Securities are not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such TWX Securities are listed or admitted to trading, or, if they are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of such TWX Securities on such day as reported by NASDAQ, or if such TWX Securities are not so reported, the average of the closing bid and asked prices of a unit of such TWX Securities on such day as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by TWX for that purpose; provided that in each case, the Closing Price shall be equitably adjusted to take into account any recapitalizations, reclassifications, mergers, consolidations, spin-offs, extraordinary dividends or distributions, subdivisions or combinations or the like affecting the TWX Securities.

          Code: The Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes to the Internal Revenue Code of 1986.
          Consumer Price Index: The United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for the United States City Average (All Urban Consumers, All Items) (1982-1984=100), as in effect from time to time. If the Consumer Price Index shall be discontinued, there shall be substituted for the Consumer Price Index a reasonably reliable and comparable index or other information furnished by the United States government or independent third party source, in either case as selected by the General Manager.
          Control: The ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.
          Covered Person: Any Partner, any Affiliate of a Partner, and any officer, director, shareholder, partner, member, employee or agent of a Partner or any Affiliate thereof, and any officer, employee or authorized agent of the Partnership.
          Depreciation: With respect to any fiscal year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for Federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Depreciation shall be determined in accordance with the methods used for federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for federal income tax purposes with respect to such asset bears to the adjusted federal income tax basis of such asset in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations; provided, however, that if any such asset that is depreciable or amortizable has an adjusted federal income tax basis of zero, the rate of Depreciation shall be as determined by the General Partners.
          Designated Programing Services: American Movie Classics, American Sports Classics (or its successors), Animal Planet, Bravo, Discovery Channel, DMX, ESPN, Fox News, fX, Fox Sports SW, Home and Garden, Home Shopping Network, Home Team Sports, MSNBC, Romance Classics, Showtime (primary feed only), The Box, The Learning Channel, The Movie Channel (primary feed only) and WEB TV. Notwithstanding the foregoing, American Sports Classics (or its successors) will not be included in the definition of “Designated Programming Services” with respect to any TCI System if TCI or any Affiliate of TCI receives a termination agreement or release with respect to such service or if such service is not available for carriage on such TCI System at the Closing.
          DMA: “Designated Market Area,” as described in the Code of Federal Regulations at 47 C.F.R. § 76.55(e).

          Effective Tax Rate: For any year, the percentage determined by the tax matters partner to be a reasonable estimate of the highest marginal combined Federal, state and local income tax rate (giving effect to the deduction of state and local income taxes, as applicable, for Federal and state income tax purposes) that would be applicable to the Partnership if it were a stand-alone corporation.
          Equity Security: As defined in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or similar representatives.
          Excess Capacity Leases: As defined in the Contribution Agreement.
          Exclusive Internet Services: Those Internet Services which would constitute a Restricted Business (as defined in the @Home Distribution Agreement) to the extent engaged in or distributed by TCI Communications, Inc. or its Controlled Affiliates (as defined in the @Home Distribution Agreement) over their cable plant and equipment.
          Fair Market Value: As to any property, the price at which a willing seller would sell and a willing buyer would buy such property in an arm’s-length transaction without time constraints, in light of factors including but not limited to prices paid for comparable properties, cash flow, book value, earnings, and prospects for future earnings and cash flow. Any determination of Fair Market Value hereunder (except for any determination made pursuant to Section 7.4(a) or 8.4(c)) shall be agreed by the General Partners, provided that if the General Partners shall not be able so to agree, such determination shall be conclusively established by independent appraisal in the manner contemplated by Section 8.3(c).
          Final Determination: Any of the following: (i) a decision, judgment, decree or other order of a court of original jurisdiction which has become final (i.e., the time for filing an appeal shall have expired), (ii) a closing agreement made under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, provided, however, that any refund claim shall be deemed approved without regard to any required approval of the Joint Committee on Taxation, (iii) the expiration of the time for instituting a claim for refund, or if a claim was filed, the expiration of the time for instituting suit with respect thereto, or (iv) in any case where judicial review shall be unavailable, a decision, judgment, decree or other order of an administrative official or agency which has become final.
          General Partner: TWE-A/N GP, TCI GP and any other Person hereafter admitted as a general partner of the Partnership in accordance with the terms hereof, but excluding any Person that ceases to be a Partner in accordance with the terms hereof.
          Gross Asset Value: With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except that (i) the Gross Asset Value of any asset contributed to the Partnership (including any Beneficial Assets and assets exchanged for any asset contributed to the Partnership) shall be its gross Fair Market Value (as determined by the General Partners) at the time such asset is contributed or deemed contributed (or the asset for which such asset is exchanged is contributed or deemed contributed) for purposes of computing Capital Accounts (which, in the case of the assets contributed pursuant to the Contribution Agreement, shall be consistent with the TCI Value and TWE-A/N Value, as the case may be, set forth in Section 3.1.1 of the Contribution Agreement), (ii) upon a contribution of money or other property to the Partnership by a new or existing Partner as consideration for an Interest in the Partnership and upon a distribution of money or other property to a retiring or continuing Partner as consideration for an Interest in the Partnership, the Gross Asset Value of all of the assets of the Partnership shall be adjusted to equal their respective gross Fair Market Values except no adjustment shall be made in connection with a Type A Closing (as defined in the Contribution Agreement), (iii) the Gross Asset Value of any asset (including any Beneficial Asset) distributed in kind to any Partner shall be the gross Fair Market Value of such asset on the date of such distribution, and (iv) the Gross Asset Value of any asset (including any Beneficial Assets) determined pursuant to clauses (i) or (ii) above shall thereafter be adjusted from time to time by the Depreciation taken into account with respect to such asset for purposes of determining Net Profit or Net Loss.
          Interest: The entire ownership interest of a Partner in the Partnership at any time, including the rights of such Partner to Partnership capital, income, loss, distributions and other benefits to which such Partner may be entitled hereunder, and the obligations of such Partner to comply with the applicable terms and provisions of this Agreement.
          Internet Backbone: A network which: (a) can or does (i) assign IP addresses or manage IP address assignments for machines or networks to which it is connected, (ii) accept or deliver IP datagrams from machines or networks to which it is connected, or (iii) maintain IP packet traffic to other machines or networks; and (b) provides IP connectivity on a regional, national or international basis; provided, however, that such a network which provides connectivity solely within a single metropolitan area shall not be deemed as Internet Backbone.
          Internet Backbone Service: A communications service provided over an Internet Backbone.
          Internet Service: A communications service provided over a network which can or does (a) assign IP addresses or manage IP address assignments for machines or networks to which it is connected, (b) accept or deliver IP datagrams from machines or networks to which it is connected, or (c) maintain IP packet traffic to other machines or networks.
          IP: The Internet Protocols as defined by the document titled RFC-791, edited by Jon Postell of the University of Southern California, dated 1981, or subsequent revisions thereof.

          Limited Partner: TWE-A/N and TCI and any other Person hereafter admitted as a limited partner of the Partnership in accordance with the terms hereof, but excluding any Person that ceases to be a Partner in accordance with the terms hereof.
          Management Agreement: The Management Agreement between the Partnership and TWC, in the form of Exhibit 9.4.2 of the Management Agreement and to be entered into at the Closing pursuant to Section 9.4.2 of the Contribution Agreement, and pursuant to which the Partnership shall engage TWC to provide management and other services to the Partnership.
          Net Profit or Net Loss: With respect to any fiscal year or other period, the taxable income or loss of the Partnership as determined for federal income tax purposes, with the following adjustments:
                    (i) Such taxable income or loss shall be increased by the amount, if any, of tax-exempt income received or accrued by the Partnership;
                    (ii) Such taxable income or loss shall be reduced by the amount, if any, of all expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under § 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;
                 (iii) If the Gross Asset Value of any asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;
                 (iv) Gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset; and
                    (v) In lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.
          Nonrecourse Deductions: As defined in § 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for any year equals the excess, if any, of the net increase in the amount of Partnership Minimum Gain during such year over the aggregate amount of any distributions during such year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined in accordance with § 1.704-2(c) of the Treasury Regulations.
          Nonrecourse Liability: As defined in § 1.704-2(b)(3) of the Treasury Regulations.

          NYSE: New York Stock Exchange.
          Parent: With respect to any Person, any other Person that Controls such Person directly or indirectly through any Subsidiary of such other Person or owns directly or indirectly through any Subsidiary of such other Person more than 50% of the outstanding common stock or outstanding Equity Securities ordinarily entitled to vote of such Person.
          Partner: Any of the General Partners and the Limited Partners.
          Partner Minimum Gain: “Partner nonrecourse debt minimum gain,” as defined in § 1.704-2(i)(2) of the Treasury Regulations, and shall be determined in accordance with § 1.704-2(i)(3) of the Treasury Regulations.
          Partner Nonrecourse Debt: “Partner nonrecourse debt,” as defined in § 1.704-2(b)(4) of the Treasury Regulations.
          Partner Nonrecourse Deductions: “Partner nonrecourse deductions,” as defined in § 1.704-2(i)(1) of the Treasury Regulations, and shall be determined in accordance with § 1.704-2(i)(2) of the Treasury Regulations.
          Partnership ADI/DMA: From the date hereof through December 31, 1999, the “Area of Dominant Influence,” and effective January 1, 2000, the “Designated Market Area,” in each case as described in the Code of Federal Regulations at 47 C.F.R. § 76.55(e) and as set forth in the table below:

Area of Dominant Influence	Designated Market Area
Houston	Houston
Laredo, TX	Laredo, TX
El Paso (Las Cruces, N.M.)	El Paso
Dallas — Fort Worth	Dallas — Fort Worth
Beaumont — Port Arthur, TX	Beaumont — Port Arthur, TX
San Antonio — Victoria	San Antonio, TX
(Eagle Pass & Kerrville), TX	Victoria, TX
McAllen-Brownsville:	Harlingen-Weslaco-
Lower Rio Grande Valley, TX	Brownsville-McAllen, TX
Wichita Falls, TX — Lawton, OK	Wichita Falls, TX & Lawton, OK
          Partnership Minimum Gain: “Partnership minimum gain,” as defined in § 1.704-2(b)(2) of the Treasury Regulations, and shall be determined in accordance with § 1.704-2(d) of the Treasury Regulations.

          Percentage Interest: The percentage interest of a Partner in the Partnership set forth in Section 3.1.
          Person: Any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind, or a government or any department or agency thereof.
          Related Partners: (i) TWE-A/N and TWE-A/N GP or any subsequent Permitted Transferees of their Interests, on the one hand, and (ii) TCI and TCI GP or any subsequent Permitted Transferees of their Interests, on the other hand.
          Securities Act: The Securities Act of 1933, as amended.
          Senior Credit Agreement: The primary credit agreement between the Partnership and its principal institutional lender or lenders (other than a Partner or an Affiliate of a Partner) providing for debt financing which is expressly nonrecourse to the Partners.
          Senior Debt: All obligations of the Partnership under the Senior Credit Agreement.
          ServiceCo: ServiceCo LLC, a Delaware limited liability company (or its successor, if any), which is the Person that operates the internet services and content aggregation business conducted as of the date hereof under the name “Road Runner.”
          Sprint Agreement: The Parents Agreement dated as of January 31, 1996 between an Affiliate of TCI and Sprint Corporation.
          Subsidiary: With respect to any Person, any other Person Controlled by such Person directly or indirectly through any other Subsidiary of such Person.
          TCI Assets: As defined in the Contribution Agreement.
          TCI Communications: TCI Communications, Inc., a Delaware corporation.
          TCI Indebtedness: As defined in the Contribution Agreement.
          TCINS: As defined in the Contribution Agreement.
          TCI Systems: The cable television systems contributed to the Partnership by TCI or TCI GP and serving the areas listed on Schedule 1.
          Transfer: Any transfer, sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition of any Interest. “Transferor” and “Transferee” have correlative meanings and, in addition, shall mean any Person who, in the case of a

Transferor, issues Equity Securities of a Partner or a Parent of a Partner and, in the case of a Transferee, acquires Equity Securities so issued.
          Treasury Regulations: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          TWC: Time Warner Cable, a division of TWE.
          TWE: Time Warner Entertainment Company, a Delaware limited partnership.
          TWE-A/N Assets: As defined in the Contribution Agreement.
          TWE-A/N Indebtedness: As defined in the Contribution Agreement.
          TWE-A/N Systems: The cable television systems contributed to the Partnership by TWE-A/N or TWE-A/N GP and serving the areas listed on Schedule 2.
          Type A Closing Date: As defined in the Contribution Agreement.
          Type B Closing Date: As defined in the Contribution Agreement.
          Ultimate Parent: With respect to any Partner, the Parent of such Partner that is not a Subsidiary of any other Person. Initially, the Ultimate Parent of TWE-A/N and TWE-A/N GP is Time Warner Inc., a Delaware corporation, and the Ultimate Parent of TCI and TCI GP is Tele-Communications, Inc., a Delaware corporation.
          UMG: MediaOne Group, Inc., a Delaware corporation, and its successors and assigns (including any successor to or assignee of all of its cable business).
          1.2 Cross-References. The following terms have the meanings set forth in the sections indicated in the table below:

Term	Section
Act	Preamble
Agent	10.14
Annual Budget	4.9
Asset Pool	8.4	(b)
bona fide offer	7.3	(a)(i)
Business	6.2	(a)
Buy-Sell Procedure	7.4	(a)
Buy-Sell Price	7.4	(b)
Buy-Sell Transaction	7.4	(h)
Buy-Sell Notice	7.4	(a)
Capital Account	3.3
Claims	6.9	(e)
Competing Business	6.2	(b)(v)

Term	Section
Contribution Agreement	Preamble
CPST Subscribers	6.8
Damages	4.1(a)
Defaulting Partners	8.3(b)
Dissolution Notice	7.4(b); 8.4(a)
Dissolution Procedure	8.4(a)
Dividing Partners	7.4(b); 8.4(b)
Eligible Option Holder	6.9(c)
Estimated Tax Amount	3.5(c)
Event of Default	8.3
Event of Termination	8.1
FCC	6.8
General Manager	4.6
General Manager Indemnitee	9.4(b)
General Manager Indemnitor	9.4(b)
Initial Budget	4.9
Initiating Partners	7.4(a)
Management Committee	4.2
Non-Defaulting Partners	8.3(b)
Non-Initiating Partners	7.4(a)
Non-Triggering Partner	8.4(a)
Notice Period	7.3(a)(iii)
Offer Notice	7.3(a)(ii)
Offeree Partners	7.3(a)(i)
Partnership	Preamble
Partnership Fair Value	8.3(b)
Permitted Transferee	7.2
Permitted Transfer	7.2
Personnel	6.9(a)
Pre-existing Affiliation Agreement	6.4(b)
Purchasing Partners	7.4(b); 7.4(e); 8.4(d)
Regulatory Allocations	3.4(e)
Selecting Partners	7.4(b); 8.4(b)
Selection Notice	8.4(c)
Selling Partners	7.3(a)(i)
Social Contract	6.8
Stated Value	7.4(a)
Systems	2.3(a)
tax matters partner	5.4(a)
TCI	Preamble
TCI GP	Preamble
Third Party Purchaser	7.3(a)(i)
Transferring Partners	7.4(b); 7.4(d)
Triggering Partners	8.4(a)
TWE-A/N	Preamble
TWE-A/N GP	Preamble
TWX Securities	6.9(c)

          1.3 Usage Generally. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
ARTICLE II
ORGANIZATION
          2.1 Formation. The Partners hereby agree to form the Partnership as a limited partnership under and pursuant to the provisions of the Act. The Partners hereby agree that the Partnership shall be governed by, and the rights, duties and liabilities of the Partners shall be as provided in, the Act and this Agreement.
          2.2 Name. The name of the Partnership shall be “Texas Cable Partners, L.P.” or such other name as the Partners may determine. Upon compliance with applicable laws, the Partnership will do business under any assumed or fictitious name legally available for use by the Partnership as may be designated by the General Manager, provided that the Partnership’s use of any such name that is similar to the trade name used by any Partner or any Affiliate of any Partner may be used only with the prior written consent of such Partner or Affiliate. The Partnership shall file any assumed name certificates and similar filings, and any amendments thereto, that the General Manager considers appropriate or advisable.
          2.3 Purpose. The purposes of the Partnership shall be:
               (a) to acquire, develop, own, finance, invest in, maintain, operate, expand, sell, exchange or otherwise dispose of cable television systems serving areas located in the Texas and New Mexico counties included in the Partnership ADI/DMA (the “Systems”);
               (b) to acquire, develop, own, finance, invest in, maintain, operate, manage, expand, sell, exchange or otherwise dispose of businesses related to the operation of the Systems or to services that are offered substantially through the Systems, including without limitation programming and information services, internet access services (subject to the limitations set forth in Section 6.4), digital services, and cable advertising;
               (c) to acquire, develop, own, finance, invest in, maintain, operate, manage, expand, sell, exchange or otherwise dispose of residential and business telephony services associated with the Systems (including alternative access services, wireless telephone services, personal communications services and other similar services) and other businesses that utilize broadband distribution facilities, subject to the limitations set forth in Section 6.5;
               (d) to conduct other businesses as contemplated by the then-effective Annual Budget or as otherwise agreed to by the Management Committee;
               (e) to engage in such other activities as the Management Committee shall deem necessary or desirable, subject to the limitations set forth in this Agreement and the Act; and
               (f) to engage in all activities and transactions which are necessary, convenient, desirable, or incidental to the foregoing (including incurring indebtedness for money borrowed and related or similar credit obligations), subject to the limitations set forth in this Agreement.
Except as otherwise limited by this Agreement or applicable law, the Partnership shall have the power and authority to do any and all acts as shall be necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes of the Partnership.
          2.4 Principal Office. The Partnership’s principal place of business, at which, except as otherwise provided in or permitted by the Management Agreement, the records of the Partnership shall be maintained, shall be at 290 Harbor Drive, Stamford, CT 06902 but the Partnership may from time to time have another or additional places of business within or without the State of Texas as may be designated by the Management Committee or the General Manager.
          2.5 Effective Date; Term. This Agreement shall become effective upon (i) the filing of the certificate of limited partnership of the Partnership in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware and (ii) the execution of this Agreement by the Partners. The Partnership shall continue in existence until it is dissolved and its affairs wound up, or until it is terminated, in accordance with this Agreement.

          2.6 Registered Office. The address of the Partnership’s registered office in Delaware shall be c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.
          2.7 Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware initially is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The General Manager may at any time and from time to time designate another registered agent.
          2.8 Filings. The Partners promptly shall cause the execution and delivery of such documents and the performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited partnership under the laws of each jurisdiction in which the Partnership shall conduct business. All expenses of such filings shall be borne by the Partnership.
ARTICLE III
COMPANY CAPITAL
          3.1 Percentage Interests. The respective Percentage Interests of the Partners in the Partnership shall be as set forth below:

TWE-A/N	49.5%
TCI	49.5%
TWE-A/N GP	.5%
TCI GP	.5%
A Partner’s Interest shall for all purposes be personal property. Except as expressly provided herein, no Partner shall have any interest in specific Partnership property.
          3.2 Capital Contributions.
               (a) In accordance with the terms of the Contribution Agreement, on the Closing Date, the Type A Closing Date or any Type B Closing Date:
              (i) TWE-A/N shall contribute to the Partnership the TWE-A/N Assets (or cash in lieu thereof to the extent provided by Section 7.25 of the Contribution Agreement) subject to the TWE-A/N Indebtedness, and TCI shall contribute to the Partnership the TCI Assets (or cash in lieu thereof to the extent provided by Section 7.25 of the Contribution Agreement) subject to the TCI Indebtedness; and
              (ii) TWE-A/N GP and TCI GP shall contribute to the Partnership cash equal to 1% of the TWE-A/N Adjusted Value and the TCI Adjusted Value, respectively, each as preliminarily determined pursuant to the Contribution Agreement.

               (b) Upon finalization of the calculation of the TWE-A/N Final Adjusted Value and the TCI Final Adjusted Value in accordance with the terms of the Contribution Agreement:
                 (i) either (A) TCI LP shall contribute to the Partnership cash equal to the amount by which the TWE-A/N Final Adjusted Value exceeds the TCI Final Adjusted Value, or (B) TWE-A/N LP shall contribute to the Partnership cash equal to the amount by which the TCI Final Adjusted Value exceeds the TWE-A/N Final Adjusted Value, in either case as required by Section 3.3.3 of the Contribution Agreement; and
                 (ii) either (A) TWE-A/N GP shall contribute additional cash to the Partnership in the amount by which 1% of the TWE-A/N Final Adjusted Value exceeds 1% of the TWE-A/N Adjusted Value, and TCI GP shall contribute additional cash to the Partnership in the amount by which 1% of the TCI Final Adjusted Value exceeds 1% of the TCI Adjusted Value, or (B) the Partnership shall distribute to TWE-A/N GP cash in the amount by which 1% of the TWE-A/N Adjusted Value exceeds 1% of the TWE-A/N Final Adjusted Value, and the Partnership shall distribute to TCI GP cash in the amount by which 1% of the TCI Adjusted Value exceeds 1% of the TCI Final Adjusted Value.
               (c) No Partner shall be required to make additional contributions to the capital of the Partnership unless approved by the Management Committee in accordance with Section 4.5(k).
               (d) To the maximum extent possible, borrowings from third parties in accordance with Section 3.7, rather than calls for additional capital contributions shall be utilized to meet the capital requirements of the Partnership.
               (e) No expense incurred or service performed by any Partner prior to its admission to the Partnership shall be considered to be a contribution or loan to or made on behalf of the Partnership, unless the Partners shall otherwise agree.
          3.3 Capital Accounts. A separate capital account (a “Capital Account”) shall be maintained for each Partner. Each Partner’s Capital Account shall be credited with (a) the amount of such Partner’s capital contribution made in cash, (b) the Fair Market Value (net of liabilities assumed or taken subject to) of all property contributed by such Partner (treating any Beneficial Assets as if they had been contributed on the Closing Date and disregarding any subsequent actual contribution of such Beneficial Assets and any cash flow related thereto or cash contribution in lieu thereof pursuant to Section 7.25.2(d) of the Contribution Agreement), and (c) such Partner’s allocated share of Net Profit of the Partnership. Each Partner’s Capital Account shall be reduced by the amount of any cash distributions to such Partner and the Fair Market Value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Partner (taking into account any deemed distribution of Beneficial Assets) and such Partner’s allocated share of Net Loss of the Partnership. The Partners agree that the respective Fair Market Values of (net of liabilities assumed or taken subject to) all assets contributed to the Partnership (or in the case of Beneficial Assets deemed contributed) by TCI and TWE-A/N are equal, and, accordingly, each such Partner shall receive equal Capital Account credit for such contributions.
          3.4 Allocations of Profit and Loss. (a) Except as otherwise provided in subsection (b) of this Section 3.4, Net Profit and Net Loss of the Partnership for any fiscal year shall be allocated for purposes of the Capital Accounts among the Partners in accordance with their respective Percentage Interests.
               (b) Notwithstanding Section 3.4(a):
                (i) If any fees that the Partnership pays to a Partner or an Affiliate and deducts under Section 707 of the Code are disallowed as deductions for federal income tax purposes and treated instead as Partnership distributions, such Partner shall be specially allocated items of income equal to the amount of such fees, and the remaining Net Profit or Net Loss shall be allocated pursuant to Section 3.4(a) and the other provisions of this Section 3.4(b); and
                (ii) If any interest payment that the Partnership makes and deducts in respect of its debt is disallowed as a deduction for federal income tax purposes and treated instead as a Partnership distribution to a Partner, such Partner shall be specially allocated items of income equal to the amount of such interest payment, and the remaining Net Profit or Net Loss shall be allocated pursuant to Section 3.4(a) and the other provisions of this Section 3.4(b).
                (iii) Nonrecourse deductions shall be allocated in the same manner as Net Losses are allocated pursuant to Section 3.4(a). Partner Nonrecourse Deductions shall be allocated in accordance with the § 704(b) Treasury Regulations to those Partners bearing (or who, because of their relationship to one or more Persons who bear such economic risk of loss, are deemed to bear) the economic risk of loss for the liability. The allocation of liabilities to a property, the amounts of Nonrecourse Deductions and Partner Nonrecourse Deductions, the effect of property revaluations and all other issues affecting the allocations of Nonrecourse Deductions and Partner Nonrecourse Deductions will be determined in accordance with the § 704(b) Treasury Regulations.
               (c) Notwithstanding the general rule on allocations of Net Profit stated in Section 3.4(a), if there is a net decrease in Partnership Minimum Gain for any fiscal year of the Partnership, each Partner will be allocated items of income and gain for such fiscal year equal to such Partner’s share of the net decrease in Partnership Minimum Gain. If there is a net decrease in Partner Minimum Gain for any fiscal year, each Partner having a share of such Partner Minimum Gain will be allocated items of income and gain equal to such Partner’s share of such net decrease in Partner Minimum Gain. The determination of net decreases in Partnership Minimum Gain and Partner Minimum Gain, allocations of such net decreases, exceptions to minimum gain chargebacks and all other issues affecting the allocation of minimum chargeback requirements will be determined in accordance with the § 704(b) Treasury Regulations.
               (d) Notwithstanding the general rule on allocations of Net Profit and Net Loss stated in Section 3.4(a), no Limited Partner shall be allocated in any fiscal year of the Partnership any Net Loss to the extent such allocation would cause or increase a deficit balance in such Partner’s Adjusted Capital Account, taking into account all other allocations to be made for such year pursuant to this Section 3.4 and the reasonably expected adjustments, allocations and distributions described in § 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Net Loss that would be so allocated to such Limited Partner shall instead be allocated to the General Partners in proportion to their Percentage Interests. Moreover, if a Limited Partner unexpectedly receives an adjustment, allocation or distribution described in § 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in such Partner’s Adjusted Capital Account (computed after all other allocations to be made for such year pursuant to this Section 3.4 have been tentatively made as if this Section 3.4(d) were not in this Agreement), the Limited Partner shall be allocated items of income and gain in an amount equal to such deficit balance. This Section 3.4(d) is intended to comply with the qualified income offset requirement of § 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.
               (e) Notwithstanding the general rule on allocations of Net Profit and Net Loss stated in Section 3.4(a), the allocations set forth in Sections 3.4(b)(iii), 3.4(c) and 3.4(d) (the “Regulatory Allocations”) shall be taken into account in allocating items of income, gain, deduction and loss among the Partners so that, to the extent possible, the net amount of such other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.
               (f) The following allocation rules shall apply for income tax purposes:
                (i) Except as otherwise provided herein, all items of Partnership income, gain, deduction and loss shall be allocated among the Partners in the same proportion as they share in the Net Profit and Net Loss to which such items relate;
                (ii) Any credits against income tax shall be allocated in accordance with the Partners’ Percentage Interests;
                (iii) Income, gain, loss or deductions of the Partnership shall be allocated among the Partners in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Partnership and their respective Gross Asset Values in accordance with the traditional method set forth in § 1.704-3(b) of the Treasury Regulations;

                (iv) Any recapture of depreciation or amortization shall be allocated among the Partners in accordance with the principles set forth in § 1.1245-1(e) of the Treasury Regulations; and
                (v) If any investment credit is recaptured for tax purposes, such investment credit recapture shall be allocated (A) among the Partners in the proportion that the investment credit being recaptured was allocated or (B) if the investment credit being recaptured was taken as a credit by a Partner with respect to contributed property prior to the contribution thereof to the Partnership, to such Partner.
          3.5 Distributions.
               (a) Except as provided in Section 3.2(b)(ii), no Partner shall have the right to withdraw any amount from its Capital Account, or to receive any distribution, without the approval of the Management Committee. Except as otherwise provided in Articles VII and VIII, no Partner shall have the right to demand or receive a distribution of property other than cash from the Partnership.
               (b) Subject to the restrictions of the Senior Credit Agreement and any other contractual restrictions (including any restriction contained in any promissory note or other instrument evidencing a loan from a Partner to the Partnership) to which the Partnership is subject, the Management Committee may, from time to time, distribute cash to the Partners in amounts that it determines are in excess of the amounts reasonably necessary for the continued efficient operation of the business of the Partnership. Any such distributions shall be made in accordance with the Partners’ Percentage Interests at the time of the distribution. The Partnership shall repay principal and accrued interest on subordinated loans made by the Partners to the Partnership prior to making any cash distributions to the Partners.
               (c) Notwithstanding anything to the contrary herein, but subject to the restrictions of the Senior Credit Agreement and any other contractual restrictions (including any restriction contained in any promissory note or other instrument evidencing a loan from a Partner to the Partnership) to which the Partnership is subject, the Partnership shall, not later than sixty days after the end of each fiscal year, make annual distributions to the Partners to pay income tax liabilities related to the taxable income of the Partnership’s operations. The aggregate amount of each such annual distribution shall be determined by the General Manager based on its reasonable estimate of the total income tax liability of the Partnership (the “Estimated Tax Amount”) that would arise based on the Effective Tax Rate if the Partnership were a taxpaying entity. Each Partner’s share of the Estimated Tax Amount for a fiscal year shall equal the Estimated Tax Amount for such fiscal year multiplied by such Partner’s Percentage Interest as of the last day of such fiscal year. The General Manager shall provide to each Partner at the time of distribution of the Estimated Tax Amount a schedule showing the calculation of the Estimated Tax Amount including the Effective Tax Rate used by the General Manager in determining such Estimated Tax Amount.

          3.6 Beneficial Assets. The Partnership shall (and the Partners shall not, except as Partners of the Partnership) report, for Federal income tax purposes, the income, gain, deduction and loss with respect to the Beneficial Assets. In the event that, pursuant to a Final Determination, the Partnership is treated as not the beneficial owner of any of the Beneficial Assets prior to the actual contribution of such Beneficial Assets to the Partnership, to the extent necessary, appropriate adjustments shall be made to the distributions provided for in Section 3.5 so as to place the Partnership and the Partners in the same positions they would have been in had the Partnership’s lack of beneficial ownership of such Beneficial Assets been taken into account originally.
          3.7 Partnership Debt. To refinance certain indebtedness assumed by the Partnership in connection with the transfer and contribution of assets and properties pursuant to the Contribution Agreement and to finance the working capital needs of the Partnership, the Partnership shall enter into the Senior Credit Agreement. The terms of the Senior Credit Agreement and any renewal, extension, modification or refinancing of the Senior Credit Agreement shall require the unanimous approval of the General Partners. Each Partner agrees to use its reasonable best efforts to furnish such certificates, resolutions, legal opinions or other documents as may be reasonably required from time to time to enable the Partnership to borrow funds under the Senior Credit Agreement. The Partnership shall, immediately after the Closing and on the same day that Closing occurs, discharge in full all of the TWE-A/N Indebtedness and all of the TCI Indebtedness.
ARTICLE IV
PARTNERS; MANAGEMENT OF THE PARTNERSHIP
          4.1 Power of Partners.
               (a) The Partners shall have the power to exercise any and all rights or powers granted to the Partners pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by the Act, no Partner shall have the power to act for or on behalf of, or to bind, any other Partner or the Partnership. Each Partner agrees to indemnify and hold each other Partner harmless from and against any and all claims, demands, costs, damages, losses, liabilities, joint and several, expenses of any nature (including reasonable attorneys’, accountants’ and experts’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Damages”) incurred by or against such other Partner and arising out of or resulting from any action taken by the indemnifying Partner in violation of the immediately preceding sentence.
               (b) Subject to the terms of this Agreement, the management and control of the Partnership’s business shall be vested in the General Partners and shall be exercised by the General Partners through the Management Committee as provided herein. The Limited Partners shall not exercise any management or control of the Partnership’s business except to the extent provided herein, and shall not be liable for any debts, liabilities or obligations of the Partnership or any of the losses thereof except to the extent otherwise required by law.
          4.2 Management Committee. There is hereby established a management committee (the “Management Committee”) of six members to have and exercise final authority with respect to the affairs of the Partnership specified in this Agreement. The initial membership of the Management Committee shall be designated by the General Partners on or prior to the date hereof, and shall consist of three members designated by TWE-A/N GP and three members designated by TCI GP. Each General Partner may, at any time, remove its representative(s). Upon such removal, or the death or resignation of a member of the Management Committee, a successor shall be designated by the General Partner that appointed the Management Committee member being replaced. Each member of the Management Committee shall be entitled to cast one vote on all matters submitted for Management Committee approval.
          4.3 Chairman of the Management Committee. A Chairman of the Management Committee shall be appointed from among the members of the Management Committee. The initial Chairman shall be designated by TWE-A/N GP and shall serve until December 31, 1999. Thereafter each Chairman shall serve a term of one year and TCI GP, on the one hand, and TWE-A/N GP, on the other hand, shall have the right, each alternating with the other, to appoint the Chairman to serve during successive one-year terms. The Chairman shall conduct the meetings of the Management Committee, shall provide a secretary to the Management Committee and shall oversee the preparation and circulation of notices, if required, agendas and minutes.
          4.4 Meetings of the Management Committee.
               (a) The initial meeting of the Management Committee shall take place at such time and place as the Partners shall agree. The Management Committee may establish meeting dates and requisite notice requirements, adopt rules of procedure it deems consistent herewith, and meet by means of telephone, conference telephone or similar communications equipment by which all members may be heard by all other members participating in such meeting.
               (b) Other meetings of the Management Committee shall be held at such times as the Management Committee members shall from time to time determine or at the request of any Management Committee member.
               (c) Unless otherwise determined by the Management Committee, written notice shall be given to each Management Committee member for each meeting of the Management Committee, which notice shall state the place, date and time of such meeting. Notice of each such meeting shall be given to each Management Committee member not later than three days before the day on which such meeting is to be held. A written waiver of notice, signed by the Management Committee member entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of any meeting of the Management Committee need be specified in any written waiver of notice thereof. Attendance of a Management Committee member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except as provided by law.
               (d) The General Partners or Management Committee may hold meetings at the Partnership’s principal place of business or such other place as the General Partners or Management Committee members may mutually agree.
               (e) The presence at any meeting of one member designated hereunder by TCI GP and one member designated by TWE-A/N GP shall constitute a quorum for the taking of any action. Any General Partner may appoint a proxy to act on his behalf and to vote in his stead at any meeting.
               (f) Any action required or permitted to be taken by the Management Committee must be by unanimous written consent of all members or by the unanimous vote of all Management Committee members present at a meeting, in person or by proxy, at which a quorum exists.
               (g) Minutes of each meeting of the Management Committee shall be prepared and circulated to the Management Committee members. Upon their adoption by the Management Committee, minutes shall be filed in the principal office of the Partnership. Written consents to any action taken by the Management Committee without a meeting shall also be filed with the minutes.
               (h) A designee of the General Manager shall attend the meetings of the Management Committee unless otherwise requested by the Management Committee and shall provide such reports with respect to the Systems and the business of the Partnership as may be requested by the Management Committee.
          4.5 Actions Requiring Approval of the Management Committee. Except as contemplated in the then-effective Annual Budget, the Partnership shall not, and the General Partners shall not permit the Partnership to, take any of the following actions without first obtaining the consent of the Management Committee in accordance with Section 4.4(f):
               (a) subject to the limitations set forth in Section 4.5(b), enter into any transaction or series of related transactions involving the sale, pledge or encumbrance of any assets of the Partnership having a book value of in excess of $10,000,000, or in exchange for consideration in excess of $10,000,000;
               (b) enter into any transaction involving the sale, exchange, transfer or other disposition of any of the TCI Assets or TWE-A/N Assets other than sales, exchanges, transfers or other dispositions which (i) when added to all other sales, exchanges, transfers or other dispositions of TCI Assets, would not cause the aggregate Gross Asset Value of all TCI Assets sold, exchanged, transferred or otherwise disposed of to exceed $1,500,000, (ii) when added to all other sales, exchanges, transfers or other dispositions of TWE-A/N Assets, would not cause the aggregate Gross Asset Value of all

TWE-A/N Assets sold, exchanged, transferred or otherwise disposed of to exceed $1,500,000, or (iii) occur pursuant to Articles VII and VIII; provided that the consent of the Management Committee members designated by TWE-A/N GP shall not be required pursuant to this clause (b) to sell, exchange, transfer or otherwise dispose of any TCI Assets and the consent of the Management Committee members designated by TCI GP shall not be required pursuant to this clause (b) to sell, exchange, transfer or otherwise dispose any of the TWE-A/N Assets;
               (c) make distributions of cash or other property to the Partners, except as provided in Section 3.5 and Articles VII and VIII;
               (d) enter into any material transaction or agreement, or any material amendment to any such material agreement, between the Partnership and a Partner or an Affiliate of a Partner, except (i) any such transaction or agreement entered into in the ordinary course of business and on an arm’s-length basis or (ii) as contemplated by this Agreement, the Management Agreement or the Contribution Agreement;
               (e) enter into any transaction involving the borrowing of funds or the incurrence of debt (including the issuance of debt securities) by the Partnership, except as necessary to operate the Partnership in the ordinary course of business in accordance with the then-effective Annual Budget;
               (f) adopt any proposed annual budget or modify or materially deviate from the then-effective Annual Budget (it being understood that (i) for fiscal 1999 and fiscal 2000, the making of capital expenditures and operating expenditures not exceeding 110% of the amount budgeted therefor in the then-effective Annual Budget shall not be considered a material deviation from such Annual Budget for purposes of this Section 4.5(f); and (ii) for each fiscal year thereafter, the making of capital expenditures and operating expenditures not exceeding 110% and 105%, respectively, of the amount budgeted therefor in the then-effective Annual Budget shall not be considered a material deviation from such Annual Budget for purposes of this Section 4.5(f));
               (g) adopt or change a significant tax or accounting practice or principle of the Partnership;
               (h) enter into any transaction of merger, consolidation, amalgamation, or other form of business combination, conversion, or liquidation, winding-up or dissolution of the Partnership;
               (i) admit new Partners, except pursuant to the terms of Article VII;
               (j) enter into any transaction or series of related transactions involving the acquisition of assets, property or equity interests for consideration in excess of $25,000,000 for each transaction or series of related transactions;

               (k) require that the Partners make additional capital contributions;
               (l) make any fundamental change in the business of the Partnership described in Section 2.3;
               (m) enter into any programming agreement or similar agreement with any Affiliate of a Partner, except as contemplated by the Contribution Agreement or any agreement for the carriage of programming services of Affiliates of the General Manager to the extent provided for in or permitted by the Management Agreement;
               (n) redeem any Interest (or portion thereof) of any Partner;
               (o) remove or replace the General Manager of the Partnership, except as set forth in Sections 7.1 and 7.2(d);
               (p) commence or settle any material litigation against unaffiliated third parties; it being understood, for example, that the foregoing shall not limit the right of the Partners that are not Affiliates of the General Manager to commence and settle litigation on behalf of the Partnership, but at their own cost and expense, against the General Manager for any breach by the General Manager of its obligations under the Management Agreement (provided that such Persons shall be entitled to reimbursement of such costs and expenses, and shall be obligated to reimburse the costs and expenses of the General Manager in connection therewith, in each case to the same extent that the Partnership would have been so entitled or obligated under the terms of the Management Agreement had the Partnership brought such an action on its own behalf);
               (q) enter into any amendment to the Management Agreement; and
               (r) enter into, conduct, engage in or participate in the business of providing or engaging in any Internet Backbone Service over the TCI Systems or obtain or acquire any record or beneficial equity interest in any Person which conducts, engages in or participates in any Internet Backbone Service.
          4.6 General Manager. The Partners hereby ratify, approve and adopt, as of the Closing, the Management Agreement, and agree to designate, as of the Closing, TWC as general manager of the Partnership (“General Manager”), with responsibility, during the term of the Management Agreement, for the day-to-day management and operation of the Systems and such other activities of the Partnership as may be provided for in the Management Agreement or delegated to the General Manager by the Management Committee. The General Manager shall be empowered to take all actions on behalf of the Partnership as it deems necessary or advisable in connection with the management and operation of the Systems without obtaining the prior approval of the Management Committee; provided that the General Manager shall act in full accordance with the terms of the Management Agreement and the decisions of the Management

Committee pursuant to Section 4.5 and shall have no authority to take any action requiring Management Committee approval without first obtaining such approval. Without limiting the generality of the foregoing, the Partners acknowledge and agree that the General Manager, on behalf of the Partnership, will have the exclusive right and power to make all decisions regarding the rebuild and upgrade of the Partnership’s Systems up to 750 MHz (subject to Section 7.24 of the Contribution Agreement), the timing and implementation of digital services, the timing and implementation of internet access or other internet protocol-based services (subject to Section 6.4(a)), the ad sales business and the doing business name of the Partnership. Prior to the Closing, TWE-A/N GP and TCI GP, acting jointly, shall be responsible for, and shall undertake, all matters and actions that otherwise would be the responsibility of, and would be undertaken by, the General Manager as contemplated by this Agreement and the Management Agreement.
          4.7 Officers and Employees. The General Manager shall have the authority to appoint such officers of the Partnership and employees of TWE-A/N furnished to the Partnership as it shall deem necessary or advisable. All such officers and employees shall have such authority and perform such duties as may be specified from time to time by the General Manager. The General Manager shall have the authority to establish all guidelines pertaining to the employment of officers of the Partnership and employees of TWE-A/N furnished to the Partnership, including guidelines pertaining to the term of office or employment, resignation, removal and compensation.
          4.8 Partner’s Services and Expenses. The Partnership shall reimburse each Partner for all direct, out-of-pocket costs and expenses incurred after the formation of the Partnership by such Partner on behalf of and for the benefit of the Partnership; provided, however, that, except with respect to any reimbursement required pursuant to Section 6.9, such expenditure shall have been approved by the other Partners prior to incurrence and that no Partner shall be reimbursed for any of its overhead or general administrative expenses attributable to the operation of the Partnership nor shall salaries, fees, commissions or other compensation be paid by the Partnership to any Partner or to any Affiliate of any Partner for services rendered to the Partnership (other than the fees, reimbursable expenses or other amounts payable to the General Manager pursuant to the Management Agreement and fees, reimbursable expenses or other amounts payable to any Partner or any Affiliate of any Partner pursuant to any agreement entered into between the Partnership, or the General Manager on behalf of the Partnership, and such Partner or Affiliate of such Partner in accordance with the terms of this Agreement, the Management Agreement or the Contribution Agreement). Reimbursement under this Section 4.8 shall be made within thirty days after the Partnership’s receipt of written notice from a Partner which has incurred a reimbursable cost or expense.
          4.9 Annual Budget. Pursuant to the Contribution Agreement the Partners will have agreed to the initial budget (the “Initial Budget”) of the Partnership at or prior to Closing. No later than 60 days prior to the expiration of fiscal 1999 and each fiscal year thereafter, the General Manager shall propose an annual budget for the Partnership with respect to the next succeeding fiscal year (the Initial Budget and each such annual budget adopted thereafter by the Management Committee and in effect from time to time in accordance herewith, an “Annual Budget”), and shall submit the proposed Annual Budget to each member of the Management Committee for approval in accordance with Section 4.5. If approval of any proposed annual budget is withheld or delayed for any reason, the most recently adopted Annual Budget shall govern, adjusted for inflation, based on the change in the Consumer Price Index from the January of the fiscal year for which such Annual Budget was initially adopted to the January of the current fiscal year, based on a business-as-usual assumption, and taking into account salary and benefit increases granted in the ordinary course of business consistent with past practice and increases in capital expenditures and operating expenditures due to franchise and legal requirements, ongoing projects (including franchise and other contractual commitments and cost escalation provisions) and other matters determined by the General Manager in accordance with Section 3(c)(x) of the Management Agreement, until an Annual Budget for the current fiscal year is approved.

ARTICLE V
BOOKS AND RECORDS; REPORTS TO PARTNERS
          5.1 Books and Records.
               (a) The Management Committee shall keep or cause to be kept all necessary books and records of the Partnership’s affairs, in which shall be entered the transactions of the Partnership. The Partnership’s books shall be audited annually by a firm of independent certified public accountants selected from time to time by the General Manager. The costs of such audit shall be borne by the Partnership.
               (b) The books and records shall be maintained at the principal office of the Partnership or the General Manager, and shall be open to the inspection and examination of the Partnership or its representatives, including any member of the Management Committee, at any reasonable time. The books of account shall be kept on an accrual basis in accordance with generally accepted accounting principles consistently applied.
          5.2 Financial Statements. The Partnership shall cause the General Manager to deliver, or cause to be delivered, to each Partner the following information and financial statements:
               (a) Within twenty-one days after the close of each of the first three quarterly accounting periods in each fiscal year (i) a preliminary unaudited consolidated statement of Partners’ equity, (ii) a preliminary unaudited consolidated income statement of the Partnership for such year to date period, (iii) a preliminary unaudited consolidated balance sheet of the Partnership as of the end of such quarterly period, (iv) a preliminary unaudited consolidated statement of cash flows for such year to date period, all prepared in accordance with generally accepted accounting principles consistently applied by the Partnership, subject to year-end adjustments, and except for any inconsistencies explained in such statement and for the absence of footnotes, and (v) within thirty days thereafter, any material adjustments to the above referenced preliminary financial statements.
               (b) Within forty-five days after the close of each fiscal year (i) a preliminary unaudited consolidated statement of Partners’ equity, (ii) a preliminary unaudited consolidated income statement of the Partnership for such fiscal year, (iii) a preliminary unaudited consolidated balance sheet of the Partnership as of the end of such fiscal year, and (iv) a preliminary unaudited statement of cash flows of the Partnership for such fiscal year.
               (c) Within eighty days after the close of each fiscal year (i) a consolidated statement of Partners’ equity of the Partnership for such fiscal year, (ii) a consolidated income statement of the Partnership for such fiscal year, (iii) a consolidated balance sheet of the Partnership as of the end of such fiscal year, and (iv) a consolidated statement of cash flows of the Partnership for such fiscal year, all prepared in accordance with Regulation S-X and generally accepted accounting principles consistently applied, except for any inconsistencies explained therein, and accompanied by a report thereon of the Partnership’s independent accountants.
               (d) Within thirty days after the close of each calendar month (i) an unaudited consolidated income statement of the Partnership for such calendar month complete with year-to-date comparisons to budget and, commencing with the statement delivered with respect to the first full month following the first anniversary of the Closing, the corresponding period of the prior year, and (ii) an unaudited report of actual capital expenditures for the month and year-to-date, as compared to budgeted capital expenditures.
               (e) Within thirty days after the close of each calendar month a report setting forth for such calendar month and with respect to the CATV systems operated by the Partnership the following information: (i) the cumulative number of households having access to such Systems, (ii) the number of basic subscribers to such Systems, (iii) the number of subscribers to each pay television service, and (iv) the number of plant miles.
          5.3 Bank Accounts. The Partnership shall maintain bank accounts in such banks or institutions as the General Manager from time to time shall select, and such accounts shall be drawn upon by check signed by such person or persons, and in such manner, as may be designated by the General Manager. All moneys of the Partnership shall be deposited in the bank account or accounts of the Partnership.
          5.4 Tax Returns and Information.
               (a) The “tax matters partner” (as such term is defined in Section 6231(a)(7) of the Code) of the Partnership shall be TWE-A/N GP. All elections by the Partnership for income and franchise tax purposes and all determinations regarding depreciation or amortization and all other matters relating to all tax returns (including amended returns) filed by the Partnership, including tax audits and related matters and controversies, shall be made and conducted by the tax matters partner. This provision shall survive any termination of this Agreement.
               (b) The General Manager shall prepare and timely file with the appropriate authorities all income and other required federal, state and local tax returns for the Partnership, and shall provide the Partners with copies of the income tax returns promptly after such filings are made. All other filings shall be made available to the Partners upon request.
               (c) The General Manager shall use reasonable efforts to submit a draft of any such tax return contemplated in Section 5.4(b) to each Partner for review and approval no later than the earlier of (i) 30 days prior to the required filing date (as such date may be extended) and (ii) June 30 of each year, unless otherwise agreed to by the Partners.

               (d) The General Manager shall provide to each Partner preliminary and estimated information concerning the Partnership’s taxable income or loss and each class of income, gain, loss, deduction or credit which is relevant to reporting a Partner’s share of Partnership income, gain, loss, deduction or credit for purposes of federal or state income tax. Such information shall be furnished to the Partners as soon as possible after the close of the Partnership’s fiscal year and, in any event, no later than the earlier of (i) 135 days after the end of the fiscal year and (ii) the date on which the income tax return for such fiscal year is submitted to the Partners for review pursuant to Section 5.4(c).
          5.5 Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December in each year. The Partnership shall have the same fiscal year for income tax purposes and for financial and accounting purposes.
ARTICLE VI
CERTAIN AGREEMENTS
          6.1 Other Businesses of the Partners. Except as otherwise provided in Section 6.2, a Partner and any Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership, and the Partnership and the other Partners shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper, and no Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and any Partner or Affiliate thereof shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.
          6.2 Non-Competition.
               (a) For so long as any Person is a Partner of the Partnership, and for one year thereafter, such Person shall not (and shall cause its Cable Affiliates not to) engage in (or seek to engage in) the business of acquiring, owning, financing, investing in, maintaining, operating or managing cable television systems, SMATV, MMDS, LMDS (and other similar systems) for the distribution of multi-channel video programming, other than direct broadcast satellite services to retail customers, in each case serving a municipality listed on Schedules 1 or 2 or the portion of a county listed on Schedules 1 or 2 that is served by the Partnership’s Systems (other than the business of acting as General Manager) (the “Business”) or acquire or invest in (or seek to acquire or invest in) any Person engaged in the Business other than through the Partnership or its Subsidiaries.
               (b) Notwithstanding the foregoing:

                    (i) the provisions of Section 6.2(a) shall terminate upon the termination of the Partnership due to an Event of Termination, provided that, in the event the Partnership is terminated as a result of any Event of Default, the provisions of Section 6.2(a) shall continue for one year after such date of termination with respect to the Partner, or Cable Affiliate thereof, whose act or failure to act resulted in such Event of Default;
                    (ii) any Partner (or Cable Affiliate thereof) may, without breaching the provisions of Section 6.2(a), own and invest in any securities of any Person whose common equity securities are registered pursuant to Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, provided that such Partner and its Cable Affiliates (A) do not Control such Person and (B) do not own, in the aggregate, more than 5% of the common equity securities of such Person;
                    (iii) any Partner (or Cable Affiliate thereof) may, without breaching the provisions of Section 6.2(a), own, invest in or otherwise engage in any Business in which the Partnership is precluded from engaging (by rule, regulation, law, order, judgment, decree or contract) by virtue of the Partnership’s affiliation with any of the other Partners (other than such Partner’s Related Partner);
                    (iv) any Partner (or Cable Affiliate thereof) may, without breaching the provisions of Section 6.2(a), own any Beneficial Assets to the extent contemplated by the Contribution Agreement;
                    (v) in the event that any Person breaches the provisions of Section 6.2(a) by virtue of an investment in another Person that engages in the Business (a “Competing Business”), then, provided that the annual revenues derived from such Competing Business are less than 10% of the total revenues of the Person in which such investment is made, such breaching Person shall have a reasonable opportunity to cure such breach by disposing of the assets comprising the Competing Business or by transferring the Competing Business, or the economic benefits derived therefrom, to the Partnership;
                    (vi) no Partner (or Cable Affiliate thereof) shall be deemed to be in breach of the provisions of Section 6.2(a) by virtue of any action by a Person in which such Partner (or Cable Affiliate) has from time to time a non-Controlling investment; provided, that such Partner or its Cable Affiliate shall have used its reasonable best efforts (including through the exercise of any contractual or veto rights available to it or, in the case of future investments, the negotiation of appropriate restrictions) to prevent such Person from engaging in the Business;
                    (vii) if a Partner is required under Section 7.5(c) to continue to own a portion of its Interest in the Partnership, the provisions of Section 6.2(a) shall cease to apply to such Partner on the date that is one year following the date of the earliest Transfer of any portion of such Partner’s Interest (or the Interest of such Partner’s Related Partner) pursuant to Section 7.5(c); and
                 (viii) TCINS may continue to provide service to the Brazosport Independent School District and Nederland Independent School District under the agreements between TCINS and such School Districts that are to be attached to the Excess Capacity Leases.
               (c) The parties agree that the restrictions applicable to TWC under this Section 6.2 shall, notwithstanding that TWC is a division of TWE, be binding solely upon TWC, TWC shall be deemed to be a “stand alone” legal entity for all purposes of this Section 6.2 and the restrictions under this Section 6.2 will not bind TWE, other than to the extent any business or assets of TWE are included within TWC for internal reporting purposes.
          6.3 Confidentiality. Each Person that at any time is or was a Partner agrees that it shall, and shall use its reasonable best efforts to cause its Affiliates and its and their respective agents or representatives to, keep secret and hold in strictest confidence any and all confidential information relating to the business of the Partnership, the other Partners and such other Partners’ Affiliates (including any confidential information that such Person may obtain with respect to the Cable Business and Systems (as such terms are defined in the Contribution Agreement) of the other Partners and their Affiliates by virtue of the transactions contemplated in the Contribution Agreement), other than the following:
               (a) information that has become generally available to the public other than as a result of a disclosure by such Person, its Affiliates or its agents;
               (b) information that becomes available to such Person or an agent or representative of such Person on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality;
               (c) information that is required to be disclosed by applicable law, judicial order or pursuant to any official request by any governmental or regulatory body or any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such Affiliate are listed or traded or which is requested or required by any regulatory body, which asserts jurisdiction over such party; provided that the party making such disclosure or whose Affiliates or agents or representatives are making such disclosure shall notify the other parties and the Partnership as promptly as practicable (and, if possible, prior to making such disclosure) and shall use its reasonable best efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed;
               (d) reasonable disclosures made in good faith to a prospective Permitted Transferee in connection with a potential Permitted Transfer; provided that prior to any such disclosure such prospective Permitted Transferee executes a confidentiality agreement in form and substance reasonably acceptable to the Partnership;
               (e) reasonable disclosures made in good faith to direct and indirect equity holders of a Partner and to its and their respective lenders, accountants, attorneys and similar persons; provided that the disclosing Partner causes such equity holders, lenders, accountants, attorneys or similar persons to agree to be bound by the provisions of this Section 6.3;
               (f) reasonable disclosures made in good faith to @Home relating to the upgrade plans for the TCI Systems to the extent reasonably necessary to permit the coordination of the build out and launch of the @Home Service on the TCI Systems; and
               (g) reasonable disclosures made in good faith to ServiceCo relating to the upgrade plans for the TWE-A/N Systems to the extent reasonably necessary to permit the coordination of the build out and launch of ServiceCo’s Internet Services on the TWE-A/N Systems.
          6.4 Internet Services; Designated Programming Services.
               (a) The Partners hereby agree that (i)(A) @Home will be the exclusive provider of the Exclusive Internet Services over the cable plant and equipment of the TCI Systems, and (B) the Partnership will not, and will not permit any Person (including, without limitation, the General Manager) other than @Home and its Controlled Affiliates (as defined in the @Home Distribution Agreement) to, provide or distribute Exclusive Internet Services using the cable plant and equipment of the TCI Systems, in each case without the prior written consent of TCI, and (ii) the terms and provisions relating to the Partnership’s obligations with respect to the distribution of the @Home Service over the TCI Systems will be as set forth in the @Home Agreement. The Partners hereby agree that (i)(A) ServiceCo will be the exclusive provider of the Exclusive Internet Services over the cable plant and equipment of the TWE-A/N Systems, and (B) the Partnership will not, and will not permit any Person (including the General Manager) other than ServiceCo to, provide or distribute Exclusive Internet Services using the cable plant and equipment of the TWE-A/N Systems, in each case without the prior written consent of TWE-A/N, and (ii) the terms and provisions relating to the Partnership’s obligations with respect to the distribution of the ServiceCo’s Exclusive Internet Services over the TWE-A/N Systems will be set forth in an affiliation agreement to be entered into by the Partnership and ServiceCo. The General Manager shall give due and good faith consideration, based upon the best interests of the Partnership, to the use of either @Home or ServiceCo in connection with the provision of Internet Services offered through any other systems acquired by the Partnership. The Partnership will use its commercially reasonable efforts to offer the @Home Service through a TCI System within a period of time generally comparable to the period of time in which ServiceCo’s services are offered through a TWE-A/N System, in each case after the bandwidth capacity and other technical features of such System have been upgraded to the technological standard necessary to offer such services through such System. If the

General Manager in good faith determines that it is in the best interests of the Partnership to distribute ServiceCo’s services over those TCI Systems having service areas within the Houston, Texas ADI/DMA, then the General Manager may request that TCI permit ServiceCo to be the exclusive provider of such Internet Services over such TCI Systems in exchange for the @Home Service becoming the exclusive provider of Exclusive Internet Services in certain mutually agreed TWE-A/N Systems. If the Partners agree upon the terms and conditions of an arrangement to accomplish the foregoing, then subject to the terms of such agreement, such TCI Systems will become distributors of ServiceCo’s services as if such Systems were TWE-A/N Systems, and such TWE-A/N Systems will become distributors of the @Home Service as if such Systems were TCI Systems, and thereafter the TWE-A/N Systems which become distributors of the @Home Service shall become subject to the terms and conditions of this Section 6.4(a) and the @Home Agreement.
               (b) To the extent not inconsistent with any applicable law, rule, regulation, order or judgment, (i) the Partnership shall continue to carry on each TCI System each Designated Programming Service that is being carried on such TCI System as of the Closing to the extent then being carried on such TCI System and (ii) as soon as practicable during the rebuild of each TCI System, as channel capacity becomes available, the Partnership shall carry on such TCI System the Designated Programming Services designated with an asterisk (“*”) on Schedule 6.4(b), in each case until the earlier of the fifth anniversary of the Closing and the termination or expiration of the term (set forth on Schedule 6.4(b)) of the applicable affiliation agreement (each, a “Pre-existing Affiliation Agreement”) and, with respect to WEB TV, subject to any carriage restrictions set forth in the Pre-existing Affiliation Agreement relating to WEB TV; provided, that if carrying any Designated Programming Service on any TCI System becomes impracticable, the General Manager may satisfy, to the extent permitted by the applicable affiliation agreement, the Partnership’s obligation under this Section 6.4(b) with respect to such Designated Programming Service on such TCI System by substituting one or more other cable television systems managed by the General Manager serving at least as many subscribers as the TCI System with respect to which carriage of such Designated Programming Service shall have become impracticable, but only if the subscribers served by such substitute systems are treated as being served by TCI for purposes of determining whether TCI shall have fulfilled its obligation under the applicable Pre-Existing Affiliation Agreement.
          6.5 Telephony Restrictions. Notwithstanding anything to the contrary in this Agreement (and without prejudice to the Partnership’s position that, for purposes of the Sprint Agreement, it is not an “Affiliate” of the Ultimate Parent of TCI) the Partners agree as follows:
               (a) Capitalized terms used in this Section 6.5 that appear within quotation marks shall have the respective meanings given to such terms in the Sprint Agreement as originally executed and without amendment or modification by the parties unless accepted in writing by each Partner other than TCI and TCI GP. When making the covenants set forth in this Section 6.5, the Partnership is expressly relying, among other provisions in the Sprint Agreement, on the statements set forth in the Sprint

Agreement that (i) “Local Telephony Services” shall not include “Advanced Data Services,” the “Non-Exclusive Services,” and the “Excluded Businesses,” and (ii) “Excluded Business” means, among other things, the provision of entertainment and, except to the limited extent contemplated in the definition of “Non-Exclusive Services,” other content-based services.
               (b) Prior to the earlier of (i) January 31, 1999, and (ii) such time as the Ultimate Parent of TCI is no longer bound by restrictive terms of the Sprint Agreement, the Partnership will not offer (or promote or package any of its products or services with or act as a sales agent for) any (A) “Long Distance Telephony Services” or “Local Telephony Services” under the “Brand” of an “RBOC” or an “IXC” or (B) “Non-Exclusive Services” under the “Brand” of an “IXC” or a “RBOC” packaged with “Local Telephony Services.”
               (c) Prior to the earlier of (i) January 31, 1999, and (ii) such time as the Ultimate Parent of TCI is no longer bound by the restrictive terms of the Sprint Agreement, the Partnership will not make “Rights of Use” for “Local Telephony Services” available on its distribution facilities to a third party other than “Teleport” (including its successors pursuant to the Agreement and Plan of Merger among AT&T Corp., TA Merger Corp. and Teleport Communications Group, Inc. dated as of January 8, 1998) without making the same facilities similarly available to Sprint Corporation in accordance with the terms of the Sprint Agreement; provided, however, the Partnership itself may offer “Local Telephony Services” and may make its distribution facilities available to any “Affiliate” of the Partnership that may offer “Local Telephony Services” (in each case, subject to the restrictions in the preceding paragraph) without in either case offering its distribution facilities to Sprint Corporation.
               (d) Prior to the earlier of (i) January 31, 1999, and (ii) such time as the Ultimate Parent of TCI is no longer bound by the restrictive terms of the Sprint Agreement, the Partnership will not make “Rights of Use” available on its distribution facilities to an “RBOC” or an “IXC” for the provision of “Advanced Data Services” without making the same facilities similarly available to Sprint Corporation in accordance with the terms of the Sprint Agreement.
               (e) The covenants of the Partnership in Sections 6.5(b), (c) and (d) shall not apply with respect to a “Bulk Purchaser” in circumstances where, in the reasonable judgment of the Partners, the Partnership needs to offer to a “Bulk Purchaser” of cable television services a package of services which include one or more “Local Telephony Services” and/or “Long Distance Telephony Services” in order to compete with an actual or anticipated offer to such “Bulk Purchaser” by a provider unaffiliated with the Ultimate Parent of TCI (whether facilities-based, as a reseller or agent or otherwise) of television/telephony services and the needed service is not then available to the Partnership from Sprint Corporation on competitive economic terms. The covenants of the Partnership to make its distribution facilities available to Sprint Corporation, as set forth in Section 6.5(c) and (d), shall not become applicable solely as a result of the provision of such services to the “Bulk Purchaser.”

               (f) The Partnership’s obligations under this Section 6.5 shall be subject to any contrary provisions of any agreements with Persons (other than the Ultimate Parent of TCI or a Controlled Affiliate of the Ultimate Parent of TCI) to which the TWE-A/N Systems are subject prior to the time such Systems were contributed by TWE-A/N and TWE-A/N GP or otherwise acquired by the Partnership.
          6.6 Excess Inventory. To the extent reasonably practicable, the Partnership shall purchase new and unused materials for the rebuild of the TCI Systems from TCI or one or more Affiliates of TCI at purchase prices equivalent to the values carried on TCI’s or such Affiliate’s balance sheet; provided that (a) such prices and the other terms of purchase (including warranties) are no less favorable to the Partnership than those available to the Partnership from any vendor of such materials, (b) the materials are of the type the General Manager reasonably desires to utilize in the rebuild of the TCI Systems, and (c) such materials shall be of a quality that is equal to or greater than the quality of materials available from any vendor.
          6.7 Partner Buying Power. Each Partner shall use its reasonable best efforts to make available to the Partnership, and to the General Manager for the benefit of the Partnership, its buying power, without profit or commission, in connection with the acquisition, development, maintenance and operation of the assets and properties that comprise the Systems.
          6.8 Time Warner Social Contract. Each Partner acknowledges that the TWE-A/N Systems are, and will continue to be, within the provisions of the Social Contract for Time Warner Cable entered into with the Federal Communications Commission (the “FCC”) by TWE-A/N, TWE and TWI Cable Inc. (the “Social Contract”). The Partners further acknowledge and agree that, subject to Section 7.24 of the Contribution Agreement, the General Manager, on behalf of the Partnership, will have the exclusive right and power to make all decisions regarding all matters arising under or with respect to the Social Contract, including the decision to include one or more of the TCI Systems within the provisions of the Social Contract. If and when the General Manager decides that any of the TCI Systems should be added to the provisions of the Social Contract, the General Manager, on behalf of the Partnership, shall prepare and submit to the FCC a request seeking the required FCC approval and, concurrently with the grant of such FCC approval, shall provide a copy of the Social Contract to each local franchising authority representing a TCI System to be added to the provisions of the Social Contract. Notwithstanding the foregoing, if the Partnership is required to distribute to TCI or TCI GP one or more Systems that have been included within the provisions of the Social Contract, TCI or TCI GP shall have the right to elect not to have the provisions of the Social Contract continue to apply to any such System from and after the date of such distribution. If TCI or TCI GP irrevocably elects not to have the provisions of the Social Contract continue to apply to any such System, then (a) TWE-A/N, with the cooperation of the General Manager, shall use its commercially reasonable efforts to take such steps as may be required of the General Manager to exclude such System from the Social Contract from and after such date of distribution, (b) as soon as reasonably practicable after such date of distribution, TCI and TCI GP (i) shall give each

“Cable Programming Service Tier” subscriber of such System as of such date of distribution (the “CPST Subscribers”) any refund (in the form of a prospective bill credit) that such CPST Subscriber may be eligible to receive pursuant to the Social Contract, (ii) shall reflect such prospective bill credit on a regular monthly billing statement by TCI or TCI GP and (iii) shall describe such bill credit as the refund required and calculated pursuant to the Social Contract, and (c) TWE-A/N shall reimburse TCI for one-half of the aggregate amount of any such refunds to the extent relating to the period of time through such date of distribution.
          6.9 Furnishing of Employees by TWE-A/N.
               (a) TWE-A/N shall furnish to the Partnership the services of individuals (the “Personnel”) to conduct the business of the Partnership, upon the terms and conditions set forth in this Agreement, the Contribution Agreement and the Management Agreement. All Personnel shall be employees of TWE-A/N and not of the Partnership. The General Manager shall recruit, select, employ, promote, terminate, supervise, direct, train and assign the duties of all Personnel, and may change or replace any such individual at any time, in each case in its sole discretion.
               (b) The Partnership shall pay to TWE-A/N or its Affiliates, if appropriate, on a current basis (or, if applicable, not later than the 10th day following an Event of Termination), an aggregate amount equal to the sum of the items listed below:
                (i) the gross wages (including payroll taxes) of all Personnel providing services to the Partnership for the quarter;
                (ii) TWE-A/N’s identifiable, indirect, administrative costs directly attributable to the Personnel providing services to the Partnership for the relevant period;
                (iii) the cost of workers’ compensation insurance incurred by TWE-A/N with respect to the Personnel for the relevant period;
                (iv) an amount equal to TWE-A/N’s expense for employee benefit plans on behalf of any Personnel, including pension, savings, medical, dental, vision, disability and life insurance made during the relevant period;
                (v) an amount equal to TWE-A/N’s payments for other benefits, including fringe benefits, the employee assistance program, sick leave, adoption assistance and educational assistance;
                (vi) a reasonably allocated portion of TWE-A/N’s overhead expense for Personnel and all other individuals providing direct support services (such as payroll, accounts payable and human resource functions) to the Partnership, including expenses related to payroll accounting and benefit management for the relevant period;

                (vii) all incremental identifiable, direct costs related to the plans or programs listed in Section 3(c)(xvi) of the Management Agreement, including incremental costs of charges or premiums, employee participation, or actuarial reports; and
                (viii) all other costs and expenses incurred by TWE-A/N or its Affiliates and attributable to the Personnel providing services to the Partnership.
               (c) Upon exercise by any member of the Personnel (each, an “Eligible Option Holder”) of employee options to purchase securities of Time Warner Inc. or any of its Affiliates (“TWX Securities”), the Partnership shall pay to TWE-A/N for each share of stock or each $1,000 principal amount of debt securities, as the case may be (such share or $1,000 principal amount being referred to herein as a “unit” of TWX Securities), issuable upon exercise of such options an amount equal to the excess of (i) the Closing Price of a unit of such TWX Securities as of the date of exercise, over (ii) either (A) for options issued prior to the Closing Date, the greater of (1) the exercise price paid by such Eligible Option Holder for each such unit of TWX Securities and (2) the Closing Price of a unit of such TWX Securities on the Closing Date, or (B) for options issued after the Closing Date, the exercise price paid by such Eligible Option Holder for each such unit of TWX Securities.
               (d) All items in Section 6.9(b) and (c) relating to expenses associated with individuals who are employed by TWE-A/N or an Affiliate of TWE-A/N to provide less than full-time services to the Partnership will be pro-rated based on the relative amount of time spent by such individuals in performing the services provided to the Partnership on the one hand and the services provided to the other businesses of TWE-A/N or such Affiliate on the other hand.
               (e) The Partnership shall indemnify TWE-A/N, any Affiliate of TWE-A/N, and any officer, director, shareholder, partner, member, employee or agent of TWE-A/N or any Affiliate thereof, from and against any and all Damages arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Claims”), arising out of or otherwise related to TWE-A/N’s employment of the Personnel and the furnishing of such Personnel to the Partnership pursuant to this Section 6.9.
               (f) TWE-A/N shall furnish to the Partnership the services of the Personnel pursuant to this Section 6.9 in its capacity as an independent contractor, and not in its capacity as a Limited Partner, of the Partnership. Accordingly, in furnishing the services of the Personnel to the Partnership pursuant to this Section 6.9, TWE-A/N shall in no way be deemed to be participating in the control of the business of the Partnership.

ARTICLE VII
TRANSFERS
          7.1 General Restrictions. Except as otherwise permitted in this Article VII, without the express written consent of each Partner, no Partner shall Transfer, directly or indirectly, any Interest. A Partner shall be deemed to have “indirectly” Transferred its Interest upon the Transfer or issuance of Equity Securities of such Partner or any Parent of such Partner, unless immediately prior to such Transfer or issuance of Equity Securities (a) the Fair Market Value of such Partner’s Interest constituted less than 50% of the Fair Market Value of the cable television systems owned, directly or indirectly, by the Person whose Equity Securities were Transferred or issued and (b) the Person whose Equity Securities were Transferred or issued owned, directly or indirectly, cable television systems serving at least one million subscribers (other than subscribers served by cable television systems owned by the Partnership). Any such Transfer or issuance shall be deemed to constitute a Transfer by such Partner in violation of this Agreement and shall be void ab initio, and the Partnership shall not recognize any such Transfer. Without limiting the generality of the foregoing, the rights of a Partner hereunder are personal to it and, other than pursuant to a Permitted Transfer in compliance with the provisions of this Agreement, no Partner shall (and each Partner shall cause its Affiliates not to) enter into any agreement, arrangement or understanding, written or oral, pursuant to which it shall Transfer, or otherwise grant to or provide any Person, directly or indirectly, with any of its rights or interests under this Agreement. Notwithstanding the foregoing, if, as a result of the Transfer or issuance of Equity Securities of a Partner or Parent of a Partner who is the General Manager or an Affiliate of the General Manager that is deemed not to be an “indirect Transfer” according to the second sentence of this Section 7.1, the General Manager and its Affiliates own, in the aggregate, directly and indirectly, a Percentage Interest which is less than the Percentage Interest owned by the General Manager and its Affiliates, in the aggregate, directly and indirectly, immediately prior to such Transfer or issuance, (x) the General Partner which, immediately prior to such Transfer, was not an Affiliate of the General Manager, shall designate itself or another qualified Person to become, for all purposes under this Agreement and the Management Agreement, the General Manager of the Partnership in place of the Person who was acting as General Manager at the effective time of such Transfer or issuance, (y) the Related Partners which, immediately prior to such Transfer or issuance, were Affiliates of the General Manager shall succeed to all of the rights and obligations of the Related Partners who are not Affiliates of the General Manager with respect to the General Manager under this Agreement and the Management Agreement, and (z) the parties shall enter into appropriate transition arrangements to implement the foregoing as soon as reasonably practicable following such Transfer or issuance.
          7.2 Permitted Transfers. Except as otherwise specified herein, the provisions of Section 7.1 shall not apply to the following Transfers (each of which shall be deemed to constitute a “Permitted Transfer”, and each Transferee of a Permitted Transfer of Interests shall be referred to herein as a “Permitted Transferee”); provided that, notwithstanding any other provision of this Agreement, (i) no Partner may Transfer less than all of its Interest (other than as provided in Sections 7.2(b) or 7.5(c)) and (ii) no Partner may Transfer its Interest to any Person (other than as provided in Section 7.2(b)) without also causing to be Transferred to such Person (or an Affiliate of such Person) all of the Interests then owned by all of such Partner’s Affiliates (including its Related Partner):
               (a) any Transfer of Interests in accordance with the provisions of Sections 7.3, 7.4 or 8.3(b);
               (b) any Transfer of Interests to an Affiliate of TWE-A/N, TWE-A/N GP, TCI or TCI GP, provided that prior to the occurrence of any event that will result in such Affiliate no longer being an Affiliate of the Ultimate Parent of TWE-A/N or TCI, or the Ultimate Parent of any Permitted Transferee pursuant to Sections 7.2(a), (c) or (d), as the case may be, such Affiliate shall Transfer its Interest to an Affiliate of such Ultimate Parent (it being understood that the proviso of this clause (b) shall not apply to and shall in no way be construed to prohibit any Transfer not deemed to be an “indirect Transfer” according to the second sentence of Section 7.1) ;
               (c) any Transfer of Interests or Equity Securities by a Partner or a Parent of a Partner, if such Transfer is in connection with the transfer to the Permitted Transferee of substantially all of the cable television systems owned, directly or indirectly, by the Ultimate Parent of such Partner; and
               (d) any Transfer of Interests by TWE-A/N or TWE-A/N GP or any Affiliate of either of them to Advance/Newhouse or UMG or wholly-owned Affiliate of either of them; provided that, upon the effective date of any Permitted Transfer of the Interests owned by TWE-A/N and TWE-A/N GP or any Affiliate of TWE-A/N or TWE-A/N GP pursuant to this Section 7.2(d), (i) TCI GP shall designate itself or another qualified Person to become the General Manager of the Partnership in place of TWC for all purposes under this Agreement and the Management Agreement, (ii) any Permitted Transferee pursuant to this Section 7.2(d) shall succeed to all of the rights and obligations of TCI GP and TCI as Partners that are not the General Manager or Affiliates of the General Manager with respect to the General Manager under this Agreement and the Management Agreement and (iii) the parties shall enter into appropriate transition arrangements to implement the foregoing as soon as reasonably practicable following such Transfer.
          7.3 Right of First Refusal.
            (a) (i) If a Partner shall receive a bona fide offer in writing (a “bona fide offer”) from a third party or third parties which is or are not Permitted Transferee(s) (other than pursuant to Section 7.2(a)) of such Partner (collectively, a “Third Party Purchaser”) to purchase all (but not less than all) of such Partner’s and its Related Partner’s Interests for cash and such Partner and its Related Partner (collectively, the “Selling Partners”) shall propose to Transfer all of their Interests in accordance with such bona fide offer, then the Selling Partners shall, in the manner set forth in this Section 7.3, afford the other Partners (the “Offeree Partners”) a right of first refusal to acquire all (but not less than all) of the Selling Partners’ Interest at the price (in cash) and otherwise on the same terms offered to the Selling Partners by such Third Party Purchaser.

                (ii) Upon receipt of a bona fide offer from a Third Party Purchaser, the Selling Partners shall give notice to the Offeree Partners of their intention to sell all (but not less than all) of their Interests to such Third Party Purchaser (an “Offer Notice”), enclosing with such Offer Notice a complete and correct copy of the bona fide offer setting forth all the terms thereof, including the proposed purchase price.
                (iii) Upon receipt of the Offer Notice, the Offeree Partners shall have the right (but not the obligation) to purchase (or have one or more financially qualified designees purchase) all of the Selling Partners’ Interests for the price (in cash), and otherwise upon the terms and conditions, contained in the bona fide offer. The right of the Offeree Partners shall be exercisable by written notice to the Selling Partners, with copies to the Partnership, given within sixty days after receipt of the Offer Notice (the “Notice Period”). Any such exercise of such first refusal rights shall constitute a binding agreement by the Offeree Partners to purchase (or have one or more financially qualified designees purchase) the Selling Partners’ Interests on the terms set forth in the Offer Notice. Failure of the Offeree Partners to respond within the Notice Period shall be regarded as a waiver of their first refusal rights hereunder.
               (b) The closing of the purchase of the Selling Partners’ Interests subscribed to by the Offeree Partner under clause (a) above shall be held at the principal office of the Partnership no later than the one hundred twentieth day after the date the Offer Notice was given or on such other date as agreed by the Selling Partners and the Offeree Partners, or their designees (as such date may be extended pursuant to Section 7.5(a)). The Offeree Partners shall deliver at the closing the payment required hereunder in cash. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to effectuate the intent of the foregoing.
               (c) In the event that the Offeree Partners do not elect to purchase or have one or more financially qualified designees purchase all of the Selling Partners’ Interests in accordance with Sections 7.3(a) and (b), then the Selling Partners may Transfer their Interests to the Third Party Purchaser; provided that such Transfer is made (i) in accordance with all provisions of this Article VII, (ii) at a price and upon other terms that are no more favorable to the Third Party Purchaser than the price and other terms set forth in the Offer Notice, and (iii) within one hundred eighty days after the expiration of the Notice Period.
               (d) The Selling Partners do not hereby waive any claims or remedies they may have in law or equity against the Offeree Partners in case the Offeree Partners elect to purchase (or to cause designees to purchase) and wrongfully fail so to purchase the Selling Partners’ Interests.
               (e) No notice may be given under this Section 7.3 while any Buy-Sell Procedure or Dissolution Procedure is pending, or after an Event of Termination has occurred.

          7.4 Buy-Sell Procedure.
               (a) Subject to Section 7.4(j), at any time after the fifth anniversary of the Closing, either set of Related Partners (the “Initiating Partners”) may, at their option, elect to initiate the Buy-Sell Procedure set forth in this Section 7.4 (the “Buy-Sell Procedure”). In such event, the Initiating Partners shall notify the other Partners (the “Non-Initiating Partners”) of their intention to initiate the Buy-Sell Procedure. Such notice (the “Buy-Sell Notice”) shall include a statement by the Initiating Partners of their determination of the amount that equals the gross Fair Market Value of the Partnership’s assets and properties less the Partnership’s debts and liabilities (and related reserves) described in clauses (i), (ii) and (iii) of Section 8.2(c) (the “Stated Value”).
               (b) Within ninety days after receipt of the Buy-Sell Notice, the Non-Initiating Partners shall elect one of the following three alternatives:
                (i) to purchase (or designate one or more financially qualified third parties to purchase) the Initiating Partners’ Interests at the Buy-Sell Price (as defined below);
                (ii) to sell their Interests to the Initiating Partners (or one or more financially qualified designees of the Initiating Partners) at the Buy-Sell Price; or
                    (iii) to initiate a Dissolution Procedure in accordance with Section 8.4, if it is then after the seventh anniversary of the Closing.
In the case of clauses (i) and (ii) above, the “Buy-Sell Price” shall be equal to the amount each of the Transferring Partners (as defined below) would have received in respect of their Interests if the Partnership’s assets and properties were sold for an amount equal to the Stated Value and the proceeds thereof were distributed to the Partners in accordance with Section 8.2(c)(iv) and (v). The failure of the Non-Initiating Partners to notify the Initiating Partners of their election pursuant to the first sentence of this Section 7.4(b) shall be deemed to be an election by the Non-Initiating Partners to sell their Interests. If the Non-Initiating Partners elect or are deemed to elect to sell their Interests pursuant to this Section 7.4(b), then such Non-Initiating Partners shall be referred to as the “Transferring Partners” and the Initiating Partners shall be referred to as the “Purchasing Partners.” If the Non-Initiating Partners elect to purchase the Initiating Partners’ Interests pursuant to this Section 7.4(b), then such Non-Initiating Partners shall be referred to as the “Purchasing Partners” and the Initiating Partners shall be referred to as the “Transferring Partners.” If the Non-Initiating Partners shall have made the election described in clause (iii) of the first sentence of this Section 7.4(b), (1) such election shall be deemed to be a Dissolution Notice given in accordance with Section 8.4(a), (2) the Non-Initiating Partners shall be deemed to be the “Dividing Partners” and the Initiating Partners shall be deemed to be the “Selecting Partners,” and (3) the Partners shall otherwise proceed in accordance with Sections 8.4(c)-(f).

               (c) If the Buy-Sell Procedure was initiated prior to or on the seventh anniversary of the Closing and the Non-Initiating Partners made either of the elections described in clauses (i) or (ii) of the first sentence of Section 7.4(b), the Transferring Partners shall proceed in accordance with the provisions of Sections 7.4(d), (e), (f) or (g). If the Buy-Sell Procedure was initiated after the seventh anniversary of the Closing and the Non-Initiating Partners made either of the elections described in clauses (i) or (ii) of the first sentence of this Section 7.4(b), then:
                (i) the Transferring Partners shall not be entitled to make any of the elections provided in Sections 7.4(d), (e) or (f); and
                (ii) the Partners shall take all action reasonably necessary to consummate the sale of the Transferring Partners’ Interests to the Purchasing Partners (or their qualified designees) in accordance with the provisions of Sections 7.4(g), (h) and (i).
               (d) Following the election described in clauses (i) or (ii) of the first sentence of Section 7.4(b) or the deemed election described in Section 7.4(b), at the election of the Transferring Partners, or following the election described in Section 7.4(e)(1), the Partners shall negotiate in good faith to reach agreement on a tax efficient transaction structure for the sale by the Transferring Partners to the Purchasing Partners of their Interests, including the form and value of the consideration to be paid as well as appropriate adjustments to the Buy-Sell Price to the extent such an adjustment is appropriate to reflect the tax efficient nature of such transaction. Transaction structures to be discussed by the Partners may include a tax-deferred share exchange, stock-for-stock merger or similar transaction involving the capital stock of the Transferring Partners or the publicly traded capital stock of an upstream Affiliate of the Transferring Partners and the publicly traded capital stock of the Purchasing Partners or of an upstream Affiliate of the Purchasing Partners; provided that (i) any capital stock to be issued in connection with any such transaction shall be available for issuance without shareholder action or registration under the Securities Act; (ii) all third party and partner, member and stockholder consents required to be obtained in connection with such transaction shall be obtained; (iii) the terms and conditions of such transaction shall be otherwise usual and customary; (iv) the holding of the capital stock of the Purchasing Partners or its upstream Affiliate by the Transferring Partners shall be legally permissible; and (v) a mutually acceptable registration rights agreement shall be negotiated.
               (e) If the Partners do not reach agreement with respect to the terms of a tax efficient transaction structure within sixty days following the election or deemed election described in Section 7.4(b) or the election described in clause (1) of the next sentence of this Section 7.4(e), then
                    (i) the Transferring Partners may exercise the termination right provided in Section 7.4(f), if such right is then exercisable;

                (ii) the Transferring Partners may elect to sell their Interests to the Purchasing Partners pursuant to Section 7.4(g); or
                (iii) if the Transferring Partners were the Non-Initiating Partners, such Non-Initiating Partners may elect to change their elections made pursuant to Section 7.4(b) by electing to purchase from the Initiating Partners the Initiating Partners’ Interests in accordance with the provisions of the next sentence.
If the Non-Initiating Partners make the election provided for in clause (iii) of the preceding sentence, the Initiating Partner shall have the right to elect:
                (1) to cause the Partners to negotiate in good faith to reach a tax efficient transaction structure pursuant to the provisions of Section 7.4(d);
                    (2) to exercise the termination right provided in Section 7.4(f), if such right is then exercisable; or
                    (3) to sell to the Non-Initiating Partners their Interests pursuant to Section 7.4(g).
If the Non-Initiating Partners make the election provided for in clause (iii) of the first sentence of this Section 7.4(e), the Initiating Partners shall be referred to as the “Transferring Partners” and the Non-Initiating Partners shall be referred to as the “Purchasing Partners” for the purposes of determining the Buy-Sell Price pursuant to Section 7.4(b) and for purposes of Sections 7.4(d), (e), (f), (g) and (h), as applicable. The failure by the Transferring Partners to make an election under this Section 7.4(e) within thirty days of the date such Partners are first entitled to make an election hereunder shall be deemed to be an election consummate the sale of their Interests pursuant to the provisions of Section 7.4(g).
               (f) The Transferring Partners may elect to terminate the Buy-Sell Procedure by giving notice to the Purchasing Partners at any time prior to the time that the Transferring Partners become obligated to sell their Interests to the Purchasing Partners pursuant to Section 7.4(g); provided that this right shall be available to the Transferring Partners only during the first Buy-Sell Procedure invoked, regardless of which set of Related Partners are the Initiating Partners with respect to such Buy-Sell Procedure.
               (g) If any of the following shall have occurred:
                    (i) the Buy-Sell Procedure was initiated prior to or on the seventh anniversary of the Closing and (A) the Transferring Partners elect, or are deemed under the final sentence of Section 7.4(e) to have elected, to sell their Interests in accordance with this Section 7.4(g), or (B) the Transferring Partners otherwise so elect at any time following the election or deemed election described in Section 7.4(b) or the election described in Section 7.4(e)(iii);

                (ii) the Buy-Sell Procedure was initiated after the seventh anniversary of the Closing and the Non-Initiating Partners made either of the elections described in clauses (i) or (ii) of the first sentence of Section 7.4(b); or
                (iii) the Selecting Partners shall have made the election provided for in clause (ii) of Section 8.4(d) in accordance with the terms thereof, then the Partners shall take all action reasonably necessary to consummate the sale of the Transferring Partners’ Interests to the Purchasing Partners (or their qualified designees) at a purchase price payable in cash equal to the Buy-Sell Price.
               (h) Upon reaching an agreement concerning the structure and other terms by which the Purchasing Partners or their designees shall purchase the Interests of the Transferring Partners (the “Buy-Sell Transaction”), the business and affairs of the Partnership shall continue to be conducted in the ordinary course as provided in this Agreement, unaffected by the pendency of the Buy-Sell Transaction.
               (i) The closing of a Buy-Sell Transaction pursuant to this Section 7.4 shall be held at a mutually acceptable place on a mutually acceptable date not more than ninety days after the date that the structure and terms of the Buy-Sell Transaction are agreed to pursuant to this Section 7.4 (subject to extension pursuant to Section 7.5(a)). At such closing, the Purchasing Partners (or their qualified designees) shall acquire, directly or indirectly, as the case may be, the Transferring Partner’s Interests, free and clear of all liens, claims and encumbrances, against payment of the purchase price therefor, and the Partners shall execute such documents as may be necessary to effectuate the sale. Unless otherwise agreed by the Purchasing Partners and the Transferring Partners, the purchase price shall be payable by wire transfer of funds or by certified or cashier’s check drawn to the order of the Transferring Partners, as specified by the Transferring Partners; provided, however, that the parties may agree that all or any portion of the purchase price shall be payable in the first month after the close of the taxable year in which the transfer occurs. The Purchasing Partners shall assume the obligations of the Transferring Partners under this Agreement, and the Transferring Partners shall be released therefrom, except for those obligations or liabilities of the Transferring Partners arising out of a breach of this Agreement.
               (j) No Buy-Sell Notice may be given while any Offer Notice is pending, or after an Event of Termination has occurred.
          7.5 Additional Provisions Relating to Transfer. In the case of any Transfer under Sections 7.1, 7.2, 7.3, 7.4 or 8.3(b) of this Agreement:
               (a) The time period within which the Transfer of Related Partner Interests must be consummated shall be automatically extended until the tenth day following the receipt of all governmental approvals which may be required in connection with the Transfer, if applications for such approvals have been made within such prescribed periods.

               (b) In connection with the Transfer of Interests, the Transferors will be obligated to sell to the Transferees, and the Transferees will be obligated to buy from the Transferors, a pro rata portion of all evidences of indebtedness of the Partnership held directly or indirectly by the Transferors for an amount, payable in cash, equal to the outstanding principal amount of such pro rata portion at the time of transfer plus interest on such pro rata portion then accrued and unpaid. The Transferees shall further be required to pay a pro rata portion of any and all filing and recording fees, fees of counsel and accountants and other costs and expenses reasonably incurred by the Partnership as a result of such Transfers.
               (c) Unless otherwise agreed by the non-Transferring Partner, no Transfer of an Interest pursuant to Sections 7.1, 7.2, 7.3, 7.4 or 8.3(b) shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Partners, result in the termination of the Partnership within the meaning of Section 708 of the Code. If the immediate Transfer of the offered Interest would, in the opinion of such counsel, cause such a termination, then if, in the opinion of such counsel, the following action would not precipitate such termination, the Transferor Partner shall be required (i) to immediately Transfer only that portion of its Interest (which may consist of all of the Transferor Partner’s Interest other than a portion of the Transferor Partner’s capital interest in the Partnership) as may, in the opinion of counsel to the Partnership, be Transferred without causing such a termination, and (ii) to enter into an agreement to Transfer the remainder of its Interest, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination; provided, that during the period that such Transferor Partner continues to own a portion of its Interest pending its sale to the Transferee of the other portion of such Interest, such Transferor Partner and such Transferee shall be treated for all purposes of this Agreement as one Partner. The purchase price for the Interest shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Interest being Transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In determining whether a particular proposed Transfer will result in a termination of the Partnership, counsel to the Partnership (i) shall take into account the existence of prior written commitments to Transfer made pursuant to this Section 7.5(c) and such commitments shall always be given precedence over subsequent proposed Transfers and (ii) shall take into account the Transfer by the Transferor Partner’s Related Partner.
          7.6 Conditions to Transfers. In addition to all other terms and conditions contained in this Agreement, prior to any Permitted Transfer of Interests pursuant to Section 7.2, (a) each Transferor shall, other than with respect to Permitted Transfers pursuant to Section 7.2(a), provide to the Partnership and each other Partner, (i) at least ten days’ prior notice of such Transfer, (ii) a certificate of such Transferor, delivered with such notice, containing a statement as to the provision(s) of Section 7.2 under which such Transfer is permissible, together with such information as is reasonably necessary for each recipient of such notice to determine whether such Transfer is permitted thereby, and (iii) such other information and documents as may be reasonably requested by each recipient of such notice in order for it to make such determination and

(b) the Permitted Transferee of such Interest shall execute and deliver to the other Partners an agreement by which it shall become a party to and be bound by the obligations, and enjoy the benefits, under the terms and provisions of this Agreement as if it were a Partner as of the closing date of such Transfer.
          7.7 Effect of Permitted Transfer. Upon consummation of any Permitted Transfer of an Interest in accordance with the provisions of this Agreement, (a) the Permitted Transferee shall be admitted as a Partner (if not already a Partner) and for purposes of this Agreement such Permitted Transferee shall be deemed a Partner, (b) the Transferred Interest shall continue to be subject to all the provisions of this Agreement, and (c) the Permitted Transferee shall succeed to the Transferor’s Capital Account balance at the close of business on the effective date of such Permitted Transfer. No Permitted Transfer shall relieve the Transferor of any of its obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Permitted Transfer, and the Transferor shall continue to remain liable for the performance of any obligations arising under this Agreement of any Affiliate to which it Transfers its Interest pursuant to Section 7.2(b).
          7.8 Tax Allocation Adjustments; Distributions After Transfer. In the event of a Transfer of any Interest, all items of income, gain, loss, deduction, and credit for the fiscal year in which the transfer occurs shall be allocated for federal income tax purposes between the transferor and the transferee on the basis of the ownership of the Interest at the time the particular item shall have accrued. Distributions made on or after the effective date of transfer shall be made to the Permitted Transferee, regardless of when such distributions accrued on the books of the Partnership.
          7.9 Admission; Withdrawal of Partners. No new Partners shall be admitted to the Partnership except with the approval of the Management Committee in accordance with Article IV or in accordance with Transfer provisions contained in this Article VII. Except as otherwise expressly provided in this Agreement, no Partner shall have the right to withdraw from the Partnership. A Partner withdrawing in violation of this Agreement shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair value of its Interest except as expressly provided in this Agreement. Upon the withdrawal of a General Partner in violation of this Agreement, the sole remaining General Partner, if any, shall have the right, exercisable by giving notice to the remaining Partners within ninety days of the date such electing General Partner receives notice of the other General Partner’s withdrawal, to continue the Partnership, in which case the Partnership shall not be dissolved nor shall its affairs be wound up.
ARTICLE VIII
DURATION AND TERMINATION OF THE PARTNERSHIP
          8.1 Events of Termination. The Partnership shall be dissolved and its affairs wound up pursuant to Section 8.2 or 8.4 (in the case of clause (d) below) upon the first to occur of any of the following events (an “Event of Termination”):

               (a) the termination of the Contribution Agreement pursuant to Section 10.1 thereof;
               (b) the unanimous written consent of the Partners to dissolution;
               (c) the sale of substantially all the assets of the Partnership;
               (d) the initiation of the Dissolution Procedure by any Partner pursuant to Section 8.4;
               (e) the occurrence of an Event of Default; provided, however, in addition to the rights specified in Section 8.3(b), the non-defaulting Partners shall have the right, exercisable by giving notice to the other Partners within ninety days of the date such non-defaulting Partners receive notice of such Event of Default, to continue the Partnership, in which case the Partnership shall not be dissolved nor shall its affairs be wound up.
               (f) the Partnership files a petition in bankruptcy, petitions or applies to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, or suffers the filing of any such petition or application, or the commencement of any such proceeding, against it in which an order for relief is entered or which remains undismissed for a period of sixty days; or
               (g) the entry of a decree of judicial dissolution under § 17-802 of the Act.
          8.2 Winding-Up. Upon the occurrence of an Event of Termination (other than pursuant to Section 8.1(d)) and the failure of the Partner(s) to continue the Partnership as provided herein, the Partnership affairs shall be wound up as follows:
               (a) The Management Committee shall cause to be prepared a statement of the assets and liabilities of the Partnership as of the date of dissolution.
               (b) The assets and properties of the Partnership shall be liquidated as promptly as possible, and receivables collected, all in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, the Management Committee may determine not to sell all or any portion of the assets and properties of the Partnership, in which event such assets and properties shall be distributed in kind pursuant to Section 8.2(c).
               (c) The proceeds of liquidation under Section 8.2(b) and all other assets and properties of the Partnership shall be applied and distributed as follows in the following order of priority:

                    (i) to the payment of the debts and liabilities of the Partnership, excluding any amounts which may be owed to any Partner, and the expenses of liquidation;
                    (ii) to establishing any reserves that the Management Committee, in accordance with sound business judgment, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves may be paid over by the Management Committee to an escrow agent selected by it to be held by such agent for the purpose of (A) distributing such reserves in payment of the aforementioned contingencies and (B) upon the expiration of such period as the Management Committee may deem advisable, distributing the balance thereof in the manner provided in this Section 8.2(c);
                    (iii) to the payment of all amounts owed to any Partner other than loans or on account of their Capital Accounts, and then to loans to the Partnership made by Partners in proportion to each Partner’s Percentage Interest, provided that if the aggregate amount of each Partner’s outstanding loans, including accrued interest, shall not be in the same proportion to the total of all outstanding loans of Partners as each Partner’s Percentage Interest, then payments hereunder shall be first applied to reduce the loan balance of the Partner whose proportion of the outstanding loans is in excess of its Percentage Interest until the outstanding loans to each Partner are in proportion to their respective Percentage Interests;
                    (iv) to the Partners in payment of the balances in their respective Capital Accounts (as adjusted in accordance with Section 3.3); and
                    (v) to the Partners in proportion to each Partner’s Percentage Interest.
          8.3 Events of Default.
               (a) An “Event of Default” shall be considered to have occurred if any Partner:
                    (i) Fails to perform any of its material obligations under this Agreement or any of its indemnification obligations under the Contribution Agreement and continues such failure for twenty days after it has been given written notice by any nondefaulting Partner that is not an Affiliate of the defaulting Partner (provided, however, that if the failure is not a failure to pay money and is of such a nature that it cannot reasonably be cured within twenty days, but if it is curable and the defaulting Partner in good faith begins efforts to cure it within twenty days and continues diligently to do so, it shall have a reasonable additional period thereafter to effectuate the cure), or TCI Holdings, Inc. fails to perform any obligation under the Guaranty, dated as of June 23, 1998 provided to TWE-A/N and TWE-A/N GP;

                 (ii) Admits in writing its inability to pay its debts; fails generally to pay its debts as such debts become due; makes a general assignment for the benefit of creditors; files a petition in bankruptcy, petitions or applies to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets; commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; suffers the filing of any such petition or application, or the commencement of any such proceeding, against it in which an order for relief is entered or which remains undismissed for a period of sixty days; or by any act or omission indicates its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty days;
                    (iii) Transfers in any way its Interest, except as permitted in this Agreement, or suffers such Transfer;
                    (iv) Otherwise causes the dissolution of the Partnership in contravention of this Agreement.
               (b) Upon the occurrence of an Event of Default, the Related Partners, neither of whom is a nondefaulting Partner (the “Non-Defaulting Partners”), shall have the right, in addition to the right specified in the proviso to Section 8.1(e), to elect to continue the business of the Partnership as a successor partnership without liquidation of its affairs by giving written notice of such election to the other Partners within forty-five days of the date the non-defaulting Partners receive notice of such Event of Default. If such election is made, the Non-Defaulting Partners shall, within ninety days after the notice of such election has been given, pay, or cause a Person or Persons designated by them to pay, to the defaulting Partner and the defaulting Partner’s Related Partner (collectively, the “Defaulting Partners”) in respect of their Interests an amount equal to the amount the Defaulting Partners would have received in respect of their Interests if the Partnership’s assets and properties were sold for an amount equal to their Fair Market Value net of the Partnership’s debts and liabilities (and related reserves) described in clauses (i), (ii) and (iii) of Section 8.2(c) (the “Partnership Fair Value”) and the proceeds from such sale were distributed to the Partners in accordance with Section 8.2(c)(iv) and (v), and the Defaulting Partners shall Transfer to the Non-Defaulting Partners (or the Person or Persons designed by the Non-Defaulting Partners to purchase the Defaulting Partners’ Interests), free and clear all liens, claims and encumbrances, the Defaulting Partners’ Interests. Upon the purchase by the Non-Defaulting Partners (or their designees) of the Defaulting Partners’ Interests pursuant to this Section 8.3(b), the Non-Defaulting Partners, or the Person or Persons designated by the Non-Defaulting Partners to purchase the Defaulting Partners’ Interests, shall assume all obligations of the Defaulting Partners arising under this Agreement after the date of purchase except for any obligations or liabilities of the Defaulting Partners arising out of any breach of this Agreement or the Event of Default. In the event that the Non-Defaulting Partners do not elect to continue the Partnership, the affairs of the Partnership shall be wound up as provided in Section 8.2, except that all references to the Management Committee therein shall be deemed to be references to the General Partner that is not a Defaulting Partner for purposes of applying such Section and such General Partner shall be entitled to deduct from any amounts to be paid to the Defaulting Partners under Section 8.2 the amount of damages proximately resulting to the Non-defaulting Partners from the Event of Default. The rights and remedies of each Partner set forth in this Section 8.3 shall be in addition to any other rights and remedies available to it under this Agreement, at law or in equity.
               (c) In the event that an independent appraisal of the Fair Market Value of any item or items (including the Partnership Fair Value) is required pursuant to the provisions of this Agreement, such appraisal shall be made by a qualified appraiser selected by agreement of the General Partners. If the General Partners are unable to agree on the selection of an appraiser, each General Partner shall select one appraiser, and the two appraisers so selected shall select an additional appraiser. Each appraiser shall determine its estimate of the Fair Market Value (or the Partnership Fair Value, as the case may be), and the average of the two determinations that are closest in result shall be the Fair Market Value (or the Partnership Fair Value, as the case may be); provided that, if the difference between the highest determination and the middle determination is exactly equal to the difference between the lowest and the middle determinations, the middle determination shall be the Fair Market Value (or the Partnership Fair Value, as the case may be).
          8.4 Dissolution Procedure.
               (a) Subject to Section 8.4(g), at any time after the seventh anniversary of the Closing, either set of Related Partners (the “Triggering Partners”) may, at their option, elect to initiate the Dissolution Procedure set forth in this Section 8.4 (the “Dissolution Procedure”). In such event, the Triggering Partners shall notify the other Partners (the “Non-Triggering Partners”) in writing of their intention to initiate the Dissolution Procedure (the “Dissolution Notice”).
               (b) Upon receipt of a Dissolution Notice, the Non-Triggering Partners may elect to either:
                 (i) divide the assets and liabilities of the Partnership into two pools in accordance with the guidelines set forth in Section 8.4(c) (each, an “Asset Pool”), in which case the Non-Triggering Partners shall be referred to as the “Dividing Partners” and the Triggering Partners shall be referred to as the “Selecting Partners”; or
                 (ii) cause the Triggering Partners to (A) divide the assets and liabilities of the Partnership into two Asset Pools, in which case the Triggering Partners shall be referred to as the “Dividing Partners” and the Non-Triggering Partners shall be referred to as the “Selecting Partners,” and (B) deliver to the Non-Triggering Partners the Triggering Partners’ determination of the Stated Value.

The failure of the Non-Triggering Partners to notify the Triggering Partners of their election pursuant to this Section 8.4(b) within ninety days of receipt of the Dissolution Notice shall be deemed to be an election by the Non-Triggering Partners described in clause (i) of the first sentence.
               (c) Within ninety days after the election or deemed election described in Section 8.4(b) or the election described in Section 7.4(b)(iii), the Dividing Partners shall deliver to the Selecting Partners a notice (the “Selection Notice”) setting forth in reasonable detail the composition of the two Assets Pools created in accordance with this Section 8.4(c) and to be distributed in accordance with Section 8.4(e), and, in the case of an election made pursuant to clause (ii) of Section 8.4(b), the Dividing Partners’ determination of the Stated Value. The Asset Pools to be established by the Dividing Partners pursuant to this Section 8.4(c) (i) shall have equivalent net Fair Market Values and (ii) shall each contain, subject to the next sentence and the proviso to this sentence, approximately 50% of the Partnership’s assets and 50% of the Partnership’s liabilities, in each case as reasonably determined in good faith by the Dividing Partner; provided that, subject to clause (2) of the next sentence, the systems or assets serving the Houston DMA shall not be included in more than one Asset Pool. In the event the Partnership’s assets and liabilities are not capable of being divided in accordance with the principles outlined in the preceding sentence due to the size of the Houston DMA, the Dividing Partners shall adjust the assets and liabilities included in the two Asset Pools in the following manner:
                 (1) first, by adjusting the indebtedness to be included in the Asset Pools by such amount (not to exceed, in the aggregate, $150,000,000) as shall be necessary to comply with the requirements set forth in the preceding sentence; and
                 (2) second, if the adjustment described in clause (1) is insufficient, by excluding from the Asset Pool containing the systems and assets serving the Houston DMA the systems and assets set forth on Schedule 8.4(c), in the order of priority set forth on Schedule 8.4(c), until the two Asset Pools, after giving effect to the adjustments made pursuant to clause (1) and this clause (2), comply with the requirements set forth in the preceding sentence (other than the proviso contained therein).
The Dividing Partners shall provide to the Selecting Partners all information about the composition of the Asset Pools as is reasonably requested by the Selecting Partners to assist in making their selection pursuant to Section 8.4(d).
               (d) Upon receipt of the Selection Notice, the Selecting Partners shall have the right to:
               (i) select the Asset Pool to be distributed to them upon dissolution of the Partnership pursuant to Section 8.4(e); or
               (ii) sell their Interests to the Dividing Partners (or their qualified designees) at a purchase price, payable in cash, equal to the amount the Selecting Partners would have received in respect of their Interests if the Partnership’s assets and properties were sold for an amount equal to the Stated Value and the proceeds thereof were distributed to the Partners in accordance with Section 8.2(c)(iv) and (v); provided, that the right described in this clause (ii)

shall not be available to the Selecting Partners if (A) the Dissolution Procedure was initiated pursuant to an election made under Section 7.4(b)(iii) or (B) the Selecting Partners also were the Triggering Partners.
If the Selecting Partners shall fail to make the selection provided for in the preceding sentence within ninety days after the date of the Selection Notice, the Dividing Partners shall have the right to select the Asset Pool to be distributed to them upon the dissolution of the Partnership pursuant to Section 8.4(e). If the Dividing Partners fail to deliver a Selection Notice within ninety days of the date of the election or deemed election made in Section 8.4(b), the Selecting Partners shall have the right to divide the assets and liabilities of the Partnership into two Asset Pools in accordance with the requirements set forth in Section 8.4(c) and to select the Asset Pool to be distributed to them in accordance with Section 8.4(e); provided that the Selecting Partners must divide the Asset Pools and make their selection within ninety days of the date the Selection Notice was required to have been delivered pursuant to Section 8.4(c). After a selection has been made pursuant to this Section 8.4(d) (other than a selection made pursuant to Section 8.4(d)(ii)), the amount of the Partnership’s outstanding indebtedness allocated to each Asset Pool pursuant to Section 8.4(c) shall be adjusted appropriately to reflect any differential that may exist between the aggregate Capital Account balances of, and the aggregate outstanding principal amount of indebtedness, and any interest thereon, owed by the Partnership to, the Selecting Partners, on the one hand, and the Dividing Partners, on the other hand, and the Partners shall otherwise proceed in accordance with Sections 8.4(e) and (f). If the Selecting Partners make the election provided in Section 8.4(d)(ii), the Selecting Partners shall be deemed to be the “Transferring Partners” and the Dividing Partners shall be deemed to be the “Purchasing Partners,” and the Partners shall otherwise proceed in accordance with Sections 7.4(g), (h) and (i).
               (e) As soon as reasonably practicable after the selection made pursuant to Section 8.4(d) (other than a selection made pursuant to Section 8.4(d)(ii)), and subject to obtaining any required governmental or other third party consents or approvals, the systems and assets comprising the Asset Pools (as divided and adjusted pursuant to Sections 8.4(c) and (d)) shall be distributed to each set of Related Partners in accordance with the selection made pursuant to Section 8.4(d) and in accordance with each Partner’s Percentage Interest relative to its Related Partner’s Percentage Interest. In connection with the distributions contemplated by this Section 8.4(e), each set of Related Partners will execute an assumption agreement pursuant to which such Partners will assume all liabilities relating to, arising out of or otherwise attributable to the Asset Pool being distributed to them and will further agree to indemnify the other set of Related Partners for any losses such other Partners may suffer with respect to any of such liabilities. Such assumption agreement shall contain terms substantially similar to those contained in Article IV of the Contribution Agreement relating to the assumption of liabilities and Article XI of the Contribution Agreement.
               (f) Until such time as all of the systems and assets comprising the Asset Pools have been distributed, the Partnership shall conduct its business in the ordinary course, consistent with past practice. Following the selection of an Asset Pool made pursuant to Section 8.4(d) (other than a selection made pursuant to Section 8.4(d)(ii)), to the extent permitted by law, (i) the assets comprising the Asset Pools shall for all purposes be deemed to be owned by the Partners to whom such Asset Pool is to be distributed, and (ii) until such assets are actually distributed to such Partners entitled to receive them, each Partner’s Percentage Interest shall entitle it only to a distributive share of (A) the income, gain, losses and deductions relating to, and the assets comprising, such Partner’s portion of the Asset Pool to be distributed to it and its Related Partner.
               (g) No Dissolution Notice may be given while any Offer Notice or, except as contemplated by Section 7.4(b)(iii), Buy-Sell Procedure is pending, or after an Event of Termination has occurred.
ARTICLE IX
LIABILITY; EXCULPATION; INDEMNIFICATION
          9.1 Liability of Partners. A Partner shall not be personally liable for any debt, obligation or other liability of the Partnership, whether arising in contract, tort or otherwise, except that a Partner shall remain personally liable (a) for the payment of any capital contributions required by Article III, and (b) as otherwise provided in this Agreement, the Act and any other applicable law.
          9.2 Liability of Covered Persons.
               (a) Except as expressly provided herein, no Covered Person shall be liable to the Partnership or any other Covered Person for any Damages incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such Damages incurred by reason of such Covered Person’s gross negligence or willful misconduct.
               (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.
          9.3 Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities related thereto to the Partnership or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.
          9.4 Indemnification.
               (a) To the fullest extent permitted by applicable law, the Partnership shall indemnify any Covered Person from and against any and all Damages arising from any and all Claims brought by or against the Partnership, including a Claim by or in the right of the Partnership to procure a judgment in its favor, by reason of the fact that such Covered Person is or was a Partner, officer, employee or agent of the Partnership, or that such Covered Person is or was serving at the request of the Partnership as a partner, member, director, officer, trustee, employee or agent of another Person. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other final adjudication adverse to such Covered Person establishes that his or her acts constituted willful misconduct or gross negligence.
               (b) The Partnership and each Partner (each, a “General Manager Indemnitor”) hereby agree, jointly and severally, to indemnify and hold harmless the General Manager, its Affiliates, and all officers, directors, employees, stockholders, partners and agents of the General Manager and its Affiliates (each, a “General Manager Indemnitee”) from and against any and all Damages arising from any and all Claims in which the General Manager Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of the General Manager’s performance of its obligations under the Management Agreement or the operation of the Systems, regardless of whether this Agreement or the Management Agreement continues to be in effect or the General Manager Indemnitee continues to be an Affiliate, or an officer, director, employee, stockholder, partner or agent of the General Manager at the time any such Claims are made or Damages incurred; provided that (i) the General Manager and the General Manager Indemnitee acted in good faith and in a manner it reasonably believed to be in the best interest of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (ii) neither the General Manager’s conduct nor the General Manager Indemnitee’s conduct constituted gross negligence, willful misconduct or a breach of the Management Agreement.
               (c) The Partnership, in the case of subsection (a), and the General Manager Indemnitor, in the case of subsection (b), shall pay expenses incurred in defending any Claim described in subsections (a) and (b) (including reasonable legal fees and expenses of counsel and other experts) in advance of the final disposition of such Claim upon receipt by the Partnership or the General Manager Indemnitor, as the case may be, of an undertaking, in form satisfactory to the legal counsel of the Partnership or the General Manager Indemnitor, as the case may be, to repay such amount if it shall be determined that the Covered Person or General Manager Indemnitee, as the case may be, is not entitled to be indemnified as authorized by subsections (a) and (b) above.
               (d) No Covered Person or General Manager Indemnitee, as the case may be, shall settle or compromise any Claim for which it is seeking indemnification pursuant to subsections (a) or (b) without obtaining the prior written consent of the Person providing indemnification thereto. Neither the Partnership nor the General Manager Indemnitor, as the case may be, shall settle or compromise any Claim for which it is providing indemnification pursuant to subsections (a) or (b) without obtaining the prior written consent of the Covered Person or General Manager Indemnitee, as the case may be, seeking, and entitled to, indemnification thereunder, unless such Covered Person or General Manager Indemnitee, as the case may be, is fully released and held harmless from any liability related to such Claim.
               (e) The indemnification provided by this Section 9.4 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Management Committee or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 9.4 shall continue as to a Covered Person who has ceased to be a Partner, officer, employee or agent (or other person indemnified hereunder) and shall inure to the benefit of the successors, assigns, executors, administrators, legatees and distributees of such Person.
               (f) The provisions of this Section 9.4 shall be a contract between the Partnership or the Partners, as the case may be, on the one hand, and each Covered Person who served in such capacity at any time while this Section 9.4 is in effect, on the other hand, pursuant to which the Partnership, the Partners and each such Covered Person intend to be legally bound. No repeal or modification of this Section 9.4 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.
          9.5 Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Manager shall deem reasonable on behalf of Covered Persons and such other Persons as the General Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership or such indemnities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
ARTICLE X
MISCELLANEOUS
          10.1 Waiver of Partition. Except as may be otherwise provided by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.
          10.2 Modifications; Waivers. This Agreement may be modified or amended only with the written consent of all Partners. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
          10.3 Entire Agreement. This Agreement, the Contribution Agreement and the Management Agreement and the documents expressly referred to herein and therein constitute the entire agreement among the Partners with respect to the subject matter hereof and supersede any prior agreement or understanding among them with respect to such subject matter.
          10.4 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby, provided that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

          10.5 Notices. Any notice, request, demand or other communication hereunder required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:
          If to TWE-A/N or TWE-A/N GP:
Time Warner Entertainment -
    Advance/Newhouse Partnership
TWE-A/N Texas Cable Partners
    General Partner LLC
S Time Warner Cable
290 Harbor Drive
Stamford, CT 06902
Attention: David E. O’Hayre
Telecopy No: (203) 328-0691
          With a copy to :
Time Warner Entertainment -
    Advance/Newhouse Partnership
TWE-A/N Texas Cable Partners
    General Partner LLC
S Time Warner Cable
290 Harbor Drive
Stamford, CT 06902
Attention: Marc Apfelbaum
Telecopy: (203) 328-4840
          If to TCI or TCI GP:
TCI Texas Cable Holdings LLC
TCI Texas Cable, Inc.
c/o Tele-Communications, Inc.
5619 DTC Parkway
Englewood, CO 80111
Attention: William R. Fitzgerald
Telecopy No: (303) 488-3219
Copy: Legal Department
or to such other address as any Partner or the Partnership shall have last designated by notice to the Partnership and the other Partners, as the case may be. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier, will be the date of the sender’s confirmation.
          10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

          10.7 Successors and Assigns. Except as otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Partners, and their legal representatives, successors and assigns.
          10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall consist one and the same instrument.
          10.9 Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
          10.10 Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership. No one, including but not limited to the Partners or any creditor of the Partnership or any of its Partners, shall have any rights under this Agreement against any Affiliate of any Partner.
          10.11 Further Actions. Each Partner shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be required in connection with the formation of the Partnership and the achievement of its purposes, including, without limitation, (a) any documents that the General Manager deems necessary or appropriate to form, qualify, or continue the Partnership in all jurisdictions in which the Partnership conducts or plans to conduct business and (b) all such agreements, certificates, tax statements and other documents, including, without limitation, all necessary applications or other requests for authority to be filed with the Federal Communications Commission, as may be required to be filed in respect of the Partnership.
          10.12 No Third Party Rights. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns (subject to the express provisions hereof relating to successors and assigns), and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, and, in the case of Article IX, any Covered Persons and the General Manager Indemnitees.
          10.13 Specific Performance; Attorneys Fees. The Partners agree that the remedy at law for damages upon violation of the terms of this Agreement would be inadequate because the Interests and the business of the Partnership are unique. Therefore, the Partners agree that the provisions of this Agreement may be specifically enforced by any court of competent jurisdiction, and each Partner and its respective transferees agree to submit to the jurisdiction of the court where any such action for specific performance is brought. If any Partner defaults or is alleged to have defaulted in its performance of any of the terms and conditions of this Agreement and if, as a result of such default or alleged default, a lawsuit seeking damages, specific performance, or any other remedy is filed by any other Partner, then, in that event, the prevailing part(ies) in such a lawsuit shall be entitled to obtain costs, including attorneys’ fees, from the non-prevailing party in such amount as shall be determined by the court to be reasonable under the circumstances.
          10.14 Submission to Jurisdiction. Any claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted only in a Federal district court located in the State of Delaware or a Chancery Court located in Wilmington County, State of Delaware and each Partner agrees not to commence legal proceedings or otherwise proceed against any other Partner in respect of any claim arising out of or relating to this Agreement or the transactions contemplated hereby in any other jurisdiction (including in any Federal or State court located in the State of Texas). Each Partner agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any claim that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Partner further irrevocably submits to the jurisdiction of such court in any such claim. Each Partner hereby appoints The Prentice-Hall Corporation System, Inc. (the “Agent”), at the Agent’s offices of 1013 Centre Road, Wilmington, Delaware 19805-1297, or its office at such address in Delaware as it hereafter furnishes to the other Partners, as such Partner’s authorized agent to accept and acknowledge on such Partner’s behalf service of any and all process that may be served in any such claim. Any and all service of process and any other notice in any such claim shall be effective against any Partner if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such Partner as herein provided, or by personal service on the Agent with a copy of such process mailed to such Partner by first class mail or registered or certified mail, return receipt requested, postage prepaid.
          10.15 WAIVER OF JURY TRIAL. EACH PARTNER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTNER HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTNER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTNER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTNERS HERETO HAVE BEEN INDUCED TO ENTER

INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          10.16 Construction. This Agreement has been negotiated by the Partners and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Partner drafting this Agreement will not apply in any construction or interpretation of this Agreement.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TIME WARNER ENTERTAINMENT- ADVANCE/NEWHOUSE PARTNERSHIP

By:		Time Warner Entertainment Company, L.P., its Partner

	By:	/s/ David E. O’Hayre
Name: David E. O’Hayre
Title: Vice President

TWE-A/N TEXAS CABLE PARTNERS GENERAL PARTNER LLC

By:		/s/ David E. O’Hayre
Name: David E. O’Hayre
Title: Vice President

TCI TEXAS CABLE HOLDINGS LLC

By:		TCI Communications, Inc., as its manager

By: /s/ William R. Fitzgerald
Name: William R. Fitzgerald
Title: Executive Vice President

TCI TEXAS CABLE, INC.

By: /s/ William R. Fitzgerald
Name: William R. Fitzgerald
Title: Vice President

SCHEDULE 1
TCI SYSTEMS

Community Served/Headend	CUID
I. HOUSTON SYSTEM
County of Brazoria / Clute	TX0280
City of Clute / Clute	TX0277
City of Freeport / Clute	TX0278
City of Lake Jackson / Clute	TX0279
City of Richwood / Clute	TX0309
County of Galveston / La Marque	TX0980
City of Galveston / La Marque	TX0041
Jamaica Beach / La Marque	TX1343
City of Shenandoah / The Woodlands	TX1377
The Woodlands / The Woodlands	TX0355
Eaglevision County of Harris (NW) / One North	AA0000
County of Harris (W) / Houston (Rebuild)	TX0754
County of Harris (W) / One North	TX0754
County of Harris (N) / One North	TX0753
County of Harris/Houston	TX0748
County of Harris / Houston	TX0737
City of Brookside / Houston	TX1252
Eaglevision Houston (SE) / Houston	AA0000
County of Harris (NW) / One North	TX1322
City of Houston (SE) / Houston	TX0755
City of Houston (NE) / Houston	TX0736
City of Magnolia / Tomball	TX1157
County of Montgomery / Tomball	TX1323
City of Tomball / Tomball	TX0835
City of Nassau Bay / La Marque	TX0756
City of Seabrook / La Marque	TX0515
City of Webster / La Marque	TX0854
City of El Lago / La Marque	TX0511
Village of Taylor Lake / La Marque	TX0838
City of Pearland / Houston	TX0746
City of Alvin / La Marque	TX0750
County of Brazoria / La Marque	TX1320
City of Friendswood / La Marque	TX0751
City of Hillcrest Village / La Marque	TX1251
Village of Bayou Vista / La Marque	TX1352
Eaglevision LaMarque / La Marque	AA0000
City of Hitchcock / La Marque	TX0508
City of Santa Fe / La Marque	TX0749
Village of Tiki Island / La Marque	TX2134
City of LaMarque / La Marque	TX0514

Community Served/Headend	CUID
City of Texas City / La Marque	TX0424
Bacliff / La Marque	TX0836
Bayview / La Marque	TX0837
City of Clear Lake Shores / La Marque	TX0512
City of Dickinson / La Marque	TX0513
City of Kemah / La Marque	TX0510
City of League City / La Marque	TX0509
South Shore / La Marque	TX2087
City of Deer Park / LaPorte	TX0806
City of LaPorte / LaPorte	TX0808
City of Morgan’s Point / LaPorte	TX0809
City of Pasadena / LaPorte	TX0252
City of Shoreacres / LaPorte	TX0810
City of South Houston / LaPorte	TX0381
Channelview / Channelview	TX0785
County of Fort Bend / New Territory	TX0798
County of Fort Bend (N) / Cinco Ranch	TX1946
Fort Bend Security Company (SMATV) / Spring	AA0000
City of Houston / New Territory	TX0919
City of Richmond / New Territory	TX0797
City of Sugar Land / New Territory	TX1136
County of Fort Bend / New Territory	TX1137
County of Fort Bend (NE) / Cinco Ranch	TX0665
County of Harris (W) / Cinco Ranch	TX0666
County of Harris (E) / Highlands	TX0866
County of Harris (Hwy 6) / Cinco Ranch	TX0722
City of Katy / Cinco Ranch	TX0539
City of Needville / Needville	TX0701
Barrett Station / Highlands	TX0865
County of Harris (NE) / Channelview	TX1584
Highlands / Highlands	TX0867
County of Harris (NW) / Spring	TX0393
City of Humble / Channelview	TX0574
City of Rosenberg / Rosenberg	TX0674
City of Columbus / Columbus	TX0204
County of Colorado (UO Columbus) / Columbus	TX1265
County of Colorado (UO Eagle Lake) / Eagle Lake	TX1266
City of Eagle Lake / Eagle Lake	TX0345
II. BAYTOWN/NORTHSHORE SYSTEM
City of Galena Park / Houston	TX0672
County of Harris / Houston	TX0673
City of Jacinto City / Houston	TX0671
City of Baytown / Houston	TX0310
County of Chambers / Houston	TX1469
Eaglevision Baytown (SMATV) / Houston	AA0000
III. DEL RIO SYSTEM
City of Del Rio / Del Rio	TX0183
Laughlin AFB / Del Rio	TX2105
County of Val Verde / Del Rio	TX1458
City of Asherton / Asherton	TX0938

Community Served/Headend	CUID
County of Dimmit (S) / Asherton	TX2042
County of Atascosa (W) / Charlotte	TX2051
City of Charlotte / Charlotte	TX0974
City of Cotulla / Cotulla	TX0377
County of La Salle (C) / Cotulla	TX2052
City of Carrizo Springs / Crystal City	TX0185
City of Crystal City / Crystal City	TX0186
County of Dimmit (C) / Crystal City	TX2055
County of Zavala / Crystal City	TX2049
Town of Dilley / Dilley	TX0351
County of Frio (S) / Dilley	TX2053
City of Eagle Pass / Eagle Pass	TX0114
County of Maverick / Eagle Pass	TX2046
Encinal / Encinal	TX0963
County of La Salle (S) / Encinal	TX2054
County of Atascosa (C) / Jourdanton	TX2050
City of Jourdanton / Jourdanton	TX0928
City of Poteet / Jourdanton	TX0927
County of Frio (C) / Pearsall	TX2045
City of Pearsall / Pearsall	TX0339
County of Maverick (NW) / Quemado	TX0436
City of Uvalde / Uvalde	TX0164
County of Uvalde / Uvalde	TX0503
IV. SAN MARCOS SYSTEM
City of Cuero / Cuero	TX0312
County of De Witt / Cuero	TX2153
City of Gonzales / Gonzales	TX0284
County of Gonzales / Gonzales	TX1267
County of DeWitt / Yoakum	TX1273
County of Lavaca / Yoakum	TX1274
City of Yoakum / Yoakum	TX0234
County of Kerr / Kerrville	TX0484
City of Kerrville / Kerrville	TX0074

Community Served/Headend	CUID
V. HARLINGEN SYSTEM
City of Rio Grande City/ Rio Grande City	TX0176
City of Roma / Roma	TX0361
County of Starr (SW) / Roma	TX0411
County of Starr / Roma	TX0441
Garciasville / La Grulla	TX1235
City of La Grulla / La Grulla	TX1234
City of Rio Grande City / La Grulla	TX2189
County of Starr / La Grulla	TX2190
City of Alton / Pharr	TX1302
City of Mission / Pharr	TX0173
City of Palmview / Pharr	TX2063
City of Hidalgo / Pharr [F3617]	TX2163
County of Hidalgo / Hidalgo	TX1303
City of Palmhurst / Pharr	TX2097
City of Brownsville / Harlingen	TX0166
Olmito / Harlingen	TX1935
County of Cameron / Harlingen	TX2164
City of Rancho Viejo / Harlingen	TX1404
Rio Del Sol / Harlingen	TX2173
Town of Edcouch / Harlingen	TX0337
City of Elsa / Harlingen	TX0336
City of La Villa / Harlingen	TX1407
County of Hidalgo / Harlingen	TX2167
City of Harlingen / Harlingen	TX0169
County of Cameron (W) / Harlingen	TX0501
Town of Combes / Harlingen	TX1437
City of La Feria / Harlingen	TX0170
City of Palm Valley / Harlingen	TX0811
Town of Primera / Harlingen	TX1436
Town of Rio Hondo / Harlingen	TX1432
City of San Benito / Harlingen	TX0178
County of Cameron / Harlingen	TX2100
Town of Santa Rosa / Harlingen	TX1434
County of Hidaglo / Harlingen	TX2167
County of Hidalgo / Hidalgo	TX2166
Las Milpas / Hidalgo	TX1408
County of Cameron / Harlingen	TX2142
Town of Indian Lake / Harlingen	TX1435
Town of Los Fresnos / Harlingen	TX0497
City of Alamo / Pharr	TX0165
City of Edinburg / Pharr	TX0168
County of Hidalgo / Harlingen	TX2165
Lopezville / Pharr	TX1871
City of Pharr / Pharr	TX0174
City of San Juan / Pharr	TX0177
County of Cameron / Harlingen	TX2144
County of Cameron / Harlingen	TX2142
Laguna Heights / Harlingen	TX0499
Town of Laguna Vista / Harlingen	TX0500
City of Port Isabel / Harlingen	TX0498
Township of Lyford / Harlingen	TX1433

Community Served/Headend	CUID
City of Raymondville / Harlingen	TX0175
County of Willacy / Harlingen	TX2174
City of South Padre Island / Harlingen	TX0358
County of Hidalgo / Pharr	TX2143
City of La Joya / Penitas	TX1439
Penitas / Penitas	TX1438
City of Donna / Harlingen	TX0167
County of Hidalgo / Penitas	TX2168
City of Mercedes / Harlingen	TX0172
City of Weslaco / Harlingen	TX0179
City of McAllen / Pharr	TX0171

Community Served/Headend	CUID
VI. NEDERLAND SYSTEM
City of Groves / Port Arthur	TX0082
City of Nederland / Port Arthur	TX0084
City of Port Arthur / Port Arthur	TX0223
City of Port Arthur (Annex) / Port Arthur (S)	TX0223
City of Port Arthur (Rebuild) / Port Arthur	TX0223
City of Port Neches / Port Arthur	TX0085
City of Orange / Orange	TX0106
City of Pinehurst / Orange	TX0107
City of West Orange / Orange	TX0108
City of Dayton / Liberty	TX0922
City of Liberty / Liberty	TX0087
County of Liberty (UO Liberty) / Liberty	TX2108
City of Beaumont / Beaumont	TX0251

SCHEDULE 2
TWE-A/N SYSTEMS

Community Served/Headend	CUID
I. HOUSTON SYSTEM
City of Bellaire/Houston	TX0302
Brazoria County (Unincorp.)/Houston	TX0982
City of Bunker Hill Village/Houston	TX0399
Ft. Bend (Unincorp.)/Houston	TX0776
Harris County (Unincorp.)/Houston	TX0623
City of Hedwig Village/Houston	TX0410
City of Hilshire Village/Houston	TX0401
City of Houston/Houston	TX0676
City of Hunters Creek Village/Houston	TX0415
City of Jersey City Village/Houston	TX0622
City of Missouri City/Houston	TX0613
City of Piney Point Village/Houston	TX0459
City of Southside Place/Houston	TX0396
City of Spring Valley/Houston	TX0400
City of Stafford/Houston	TX0615
The Meadows/Houston	TX2181
West University Place/Houston	TX0395
II. EL PASO SYSTEM
Anthony, TX/El Paso	TX0634
Anthony, NM/El Paso	NM0089
Canutillo/El Paso	TX0918
Clint/El Paso	TX0556
Dona Ana County, NM/El Paso	NM0152
City of El Paso/El Paso	TX0242
Fabens/El Paso	TX0557
Fort Bliss/El Paso	TX0398
El Paso County (Homestead)/El Paso	TX0981
Horizon City/El Paso	TX0423
Horizon East/El Paso	N/A
San Elizario/El Paso	N/A
Santa Teresa, NM/El Paso	NM0069
Socorro/El Paso	TX0558
Sunland Park, NM/El Paso	NM0151
Town of Vinton/El Paso	N/A
West El Paso City/El Paso	N/A
La Mesa, NM/Dona Ana	N/A
Moon City/El Paso	TX0559
Tennis West/El Paso	TX1360
Borderland, NM/El Paso	N/A
San Miguel, NM/El Paso	N/A

Community Served/Headend	CUID
Mesquite, NM/El Paso	N/A
Vado, NM/El Paso	N/A
McGregor Range, NM/El Paso	N/A
III. LAREDO SYSTEM
City of Laredo/Laredo	TX0181
City of Rio Bravo/Laredo	TX2109
Webb County (Unincorp.)/Laredo	TX0331
IV. COMMERCE SYSTEM
Commerce/Commerce	TX0157
Cooper/Commerce	TX0158
Hunt County/Commerce	TX0419
V. GRAHAM SYSTEM
Graham/Graham	TX0243
Young County/Graham	TX0389

Community Served/Headend	CUID
VI. GREENVILLE SYSTEM
City of Greenville/Greenville	TX0068
Hunt County/Greenville	TX0419
VII. PALESTINE SYSTEM
Anderson County/Palestine	TX0416
Elkhart/Palestine	TX0240
Palestine/Palestine	TX0011
VIII. DALLAS METRO SYSTEM
Irving (incl. Las Colinas)/Grapevine	TX0783
Lewisville/Grapevine	TX1010
Grapevine/Grapevine	TX0775
Coppell/Grapevine	TX0604

Schedule 6.4(b)

Programming	Carriage Term
American Movie Classics	06/30/06
American Sports Classics*[1]
Animal Planet	12/30/06
Bravo	06/30/06
Discovery Channel	12/30/06
DMX	12/31/07
ESPN	12/31/06
Fox News	10/06/06
Fox Sports SW	03/01/05
fX	05/31/09
Home and Garden	12/31/06
Home Shopping Network*	03/31/08
MSNBC*	07/03/01
Romance Classics*	06/30/06
Showtime (primary feed only)	12/31/06
The Box*	02/26/04
The Learning Channel The Movie Channel (TMC) (primary feed only)	12/31/06 12/31/06
WEB TV*	09/20/08

[1]	American Sports Classics will not be included in the definition of “Designated Programming Services” with respect to any TCI System if TCI or any Affiliate of TCI receives a termination agreement or release with respect to such service or if such service is not available for carriage on such TCI System at the Closing.

Schedule 8.4(c)
Asset Pool Prioritization
If the provisions of Section 8.4(c) require that the Asset Pools be adjusted in accordance with Section 8.4(c)(2) thereof, then the Dividing Partners shall exclude from the Asset Pool containing the systems and assets serving the Houston DMA the systems and assets set forth below, in the order set forth below, until the Asset Pools comply with the requirements of Section 8.4(c). For the avoidance of doubt, the Dividing Partners shall first exclude the assets principally related to serving Liberty, then the assets principally related to serving Columbus/Eagle Lake, and so on, until the Asset Pools comply with the requirements of Section 8.4(c).
1. Liberty
2. Columbus/Eagle Lake
3. Rosenberg
4. Baytown/Northshore
5. Galveston
6. Woodlands
7. Houston Bay (La Marque)

EXHIBITS
Exhibit A — Form of Certificate of Limited Partnership

SCHEDULES
Schedule 1 — TCI Systems
Schedule 2 — TWE-A/N Systems
Schedule 6.4(b) — Designated Programming Services
Schedule 8.4(c) — Asset Pool Prioritization